Exhibit 2.1

Execution Version

AGREEMENT FOR THE PURCHASE AND SALE OF ASSETS

by and between

NETLOGIC MICROSYSTEMS, INC.

(“Purchaser”)

and

CYPRESS SEMICONDUCTOR CORPORATION

(“Seller”)

dated as of January 25, 2006

Schedules

Schedule 2.1	Acquired Products
Schedule 2.1(a)	Registered Intellectual Property
Schedule 2.5	Assigned Contracts
Schedule 2.8	Nonassignable Assets
Schedule 3.4(a)	Certain Violations
Schedule 3.4(b)	Seller Consents
Schedule 3.5	Permitted Encumbrances
Schedule 3.6	Other Personal Property
Schedule 3.7	Compliance With Laws; Litigation
Schedule 3.8(a)	Business Employees and Consultants
Schedule 3.8(b)	Forms of Employee Confidentiality Agreement and Consultant Confidentiality Agreement
Schedule 3.8(c)(i)	Business Employees with Employment Agreements
Schedule 3.8(c)(ii)	Form of Employment Agreement
Schedule 3.8(d)	Schedule of Visas and Work Authorization
Schedule 3.8(e)	Compensation
Schedule 3.8(f)	Employment Claims
Schedule 3.10(a)	Cross-License Agreements
Schedule 3.10(b)	IP and Other Contracts
Schedule 3.10(c)	Restricted Software
Schedule 3.10(d)	Source Code Obligations
Schedule 3.10(e)	Intellectual Property Matters
Schedule 3.11	Unaudited Financials
Schedule 3.12	Material Contracts
Schedule 3.13(a)	Accounts Receivable
Schedule 3.13(b)	Accounts Payable
Schedule 3.14	Inventory
Schedule 3.15(a)	Customers
Schedule 3.15(b)	Suppliers and Vendors
Schedule 3.17	Governmental Permits
Schedule 3.18	Consents and Approvals
Schedule 4.3(b)	Purchaser Consents
Schedule 5.17	Distributors
Schedule 7.1(d)	Consents to Assignment
Schedule 7.1(i)	Key Employees
Schedule 8.2(b)(v)	Specified Intellectual Property Assets

Exhibits

Exhibit A	Registration Rights Agreement
Exhibit B	License Agreement

i

AGREEMENT FOR THE PURCHASE AND SALE OF ASSETS

THIS AGREEMENT FOR THE PURCHASE AND SALE OF ASSETS (this “Agreement”) is made as of January 25, 2006 by and between Cypress Semiconductor Corporation, a Delaware corporation, having its principal office at 198 Champion Court, San Jose, CA 95134 (“Seller”), and NetLogic Microsystems, Inc., a Delaware corporation, having its principal office at 1875 Charleston Road, Mountain View, CA 94043 (“Purchaser”).

RECITALS

A. Seller and its Subsidiaries are engaged in, among other things, the design, development, manufacturing, marketing, sale and distribution, directly and indirectly, of network search engine products, including the Acquired Products and the Retained Products (the “NSE Business”).

B. Seller and its Subsidiaries own certain assets relating to, necessary for or material to the NSE Business and Seller desires to sell, transfer, convey and assign to Purchaser the specified assets, excluding the Retained Products, and operations of the NSE Business described in this Agreement (the “Acquired Business”) for the purchase price and upon the terms and subject to the conditions contained in this Agreement.

C. Purchaser desires to purchase such assets from Seller and its Subsidiaries for the purchase price and upon the terms and subject to the conditions contained in this Agreement.

NOW THEREFORE, in consideration of the mutual agreements and covenants contained in this Agreement and intending to be legally bound by this Agreement, the parties to this Agreement hereby agree as follows:

1. Definitions

1.1 Defined Terms. For the purposes of this Agreement, the following words and phrases shall have the following meanings:

“Accounts Payable” has the meaning assigned by Section 2.3(b).

“Accounts Receivable” has the meaning assigned by Section 2.1(e).

“Acquired Assets” has the meaning assigned by Section 2.1.

“Acquired Business” has the meaning assigned by Recital B.

“Acquired Products” means all of Seller’s and its Subsidiaries’ network search engine products designed, developed, manufactured, marketed, sold or distributed by the NSE Business, including, without limitation, those listed on Schedule 2.1, other than the Retained Products.

“Acquisition Proposal” has the meaning assigned by Section 5.13.

“Affiliate” of a Person means any Person controlling, controlled by, or under common control with, such Person. For purposes of this definition, “control” means the power to direct the management and policies of a Person, whether through the ownership of voting securities, by agreement or otherwise.

“Agreement” has the meaning assigned by the introduction.

“Assigned Contracts” means all Contracts listed on Schedule 2.5.

“Assumed Liabilities” has the meaning assigned by Section 2.3.

“Audited Financial Statements of the Acquired Business” has the meaning assigned by Section 5.9.

“Bonus Payment” has the meaning assigned by Section 2.7(b)(iii).

“Bonus Price” means the average of the volume-weighted average price of a share of Common Stock on the Nasdaq National Market for the five trading days ending on and including the trading day immediately prior to the Closing Date; provided that, if the Bonus Price would be greater than $30.24, the “Bonus Price” shall be $30.24 per share of Common Stock; provided further that, if the Bonus Price would be less than $24.24, the “Bonus Price” shall be $24.24 per share of Common Stock.

“Business Consultants” has the meaning assigned by Section 3.8(a).

“Business Day” means a day that is not a Saturday, a Sunday or a statutory or civic holiday in California or any other day on which the principal offices of either Seller or Purchaser are closed, whether in accordance with established company policy or as a result of unanticipated events, and which began at 12:01 a.m. and ends at midnight on such day.

“Business Employees” means all Persons currently employed by Seller or its Subsidiaries and listed on Schedule 3.8(a).

“Business Records” has the meaning assigned by Section 2.1(f).

“Cash Payment” has the meaning assigned by Section 2.7(b)(ii).

“Closing” has the meaning assigned by Section 2.6.

“Closing Date” has the meaning assigned by Section 2.6.

“Closing Price” means the average of the volume-weighted average price of a share of Common Stock on the Nasdaq National Market for the five trading days ending on and including the trading day immediately prior to the date of this Agreement; provided that, if the Closing Price would be greater than $30.24, the “Closing Price” shall be $30.24 per share of Common Stock; provided further that, if the Closing Price would be less than $24.24, the “Closing Price” shall be $24.24 per share of Common Stock.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means the common stock, par value $.01 per share, of Purchaser.

“Confidential Information” has the meaning assigned by Section 6.3(a).

“Confidentiality Agreement” has the meaning assigned by Section 6.1.

“Consultant Confidentiality Agreements” has the meaning assigned by Section 3.8(b).

“Contract” means any agreement, contract, lease, license, promissory note, conditional sales contract, indenture, mortgage, deed of trust, commitment, undertaking, instrument or arrangement of any kind, whether or not in writing, under which (in each case) any obligation is legally enforceable against any Person, asset or right. Without limiting the generality of the foregoing, any agreement, commitment, undertaking or arrangement of any kind with a Governmental Agency shall constitute a “Contract” whether it was entered into voluntarily or pursuant to applicable law or in settlement of a claim or possible claim by such Governmental Agency, or otherwise.

“Distributor Inventory” means all inventory for Acquired Products sold by Seller or any of its Subsidiaries to distributors of Seller listed on Schedule 5.17 and not sold by distributors to customers as of the date of this Agreement and between the date of this Agreement and the Closing Date.

“Employee Confidentiality Agreements” has the meaning assigned by Section 3.8(b).

“Employee Employment Agreements” has the meaning assigned by Section 3.8(c).

“Encumbrance” means any encumbrance of any kind whatsoever, including, without limitation, any security interest, mortgage, deed of trust, lien, judgment, hypothecation, pledge, Tax lien, rent, assessment, mechanic’s or materialmen’s lien, assignment, easement, servitude, right-of-way, restriction, tenancy, encroachment or burden or any other right, license or claim of any Third Party affecting the Acquired Assets or any restrictive covenant or other agreement, restriction or limitation on the ownership, use or disposition of any Acquired Assets.

“Exchange Act” has the meaning assigned by Section 4.4.

“Excluded Assets” has the meaning assigned by Section 2.2.

“Excluded Liabilities” has the meaning assigned by Section 2.4.

“Exclusivity Period” has the meaning assigned by Section 5.13.

“GAAP” means U.S. generally accepted accounting principles.

“Governmental Body” means any court, government (foreign, federal, state or local), department, commission, board, agency, bureau, official or other regulatory, administrative or governmental authority.

“Governmental Permits” means all governmental permits and licenses, certificates of inspection, approvals or other authorizations issued to Seller or any of its Subsidiaries by a Governmental Body which are necessary or desirable for the use, enjoyment or exploitation of, or other derivation of the benefits from, the Acquired Assets.

“Gross Revenue” means total gross revenue of Purchaser from the sale of any Acquired Products, or the licensing of any Intellectual Property Assets, to Third Parties and recognized by Purchaser in accordance with GAAP, consistently applied (after giving effect to any reductions for any discount, return, credit, exchange or other adjustment, provided that, in the aggregate, such reductions shall not exceed 1% of such total gross revenue, subject to the proviso below), in connection with the preparation of Purchaser’s financial statements for public reporting purposes, including any such revenue from the sale, after the Closing, of any of Purchaser’s other products (other than Purchaser’s products that exist, or are being developed as of, the Closing) having the same function as and replacing, or which could function as a replacement for, an Acquired Product without any material design modification to the customer application of such Acquired Product; provided, however, that in no event shall “Gross Revenue” include revenue from products returned to Purchaser as a result of a failure or defect in the quality or functionality (based upon customer specifications) of such products.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indemnified Party” means the party seeking indemnification under Article 8 and any director, officer, stockholder, Affiliate or any successors or assignees of such party.

“Indemnifying Party” means the party against whom indemnification under Article 8 is sought.

“Infringement Claim” has the meaning assigned by Section 8.4(a).

“Intellectual Property Assets” means those Acquired Assets described in Sections 2.1(a) and 2.1(b).

“Inventory” has the meaning assigned by Section 2.1(c).

“IP Contracts” means those Contracts as described in Section 3.10(b).

“IRS” means the U.S. Internal Revenue Service.

“Lara” has the meaning assigned by Section 2.1(i).

“Lara Stock” has the meaning assigned by Section 3.21(b).

“License Agreement” has the meaning assigned by Section 5.7.

“Losses” has the meaning assigned by Section 8.2(a).

“Minimum Amount” has the meaning assigned by Section 2.10.

“Net Working Capital” means the difference between (a) the sum of the aggregate values of net Accounts Receivable (reduced by reserves and “distributor price adjustments”) and net Inventory (reduced by related inventory reserves but excluding any Distributor Inventory) as of the Closing Date to be provided by Seller pursuant to Section 5.16, minus (b) the sum of the aggregate value of Accounts Payable and accrued liabilities relating solely to Inventory (i.e., work-in-process) as of the Closing Date to be provided by Seller pursuant to Section 5.16.

“Nonassignable Assets” has the meaning assigned by Section 2.8.

“Non-Paying Party” has the meaning assigned by Section 5.6(c).

“Non-Transfer Tax Paying Party” has the meaning assigned by Section 2.9.

“NSE Business” has the meaning assigned by Recital A.

“Other Personal Property” has the meaning assigned by Section 2.1(d).

“Other Transaction Documents” means the License Agreement, Transition Services Agreement, Wafer Purchase Agreement and Registration Rights Agreement and the instruments of transfer or conveyance contemplated by and delivered at the Closing pursuant to Section 7.1(h) or 7.2(h).

“Outstanding Lara Shares” has the meaning assigned by Section 2.10.

“Paying Party” has the meaning assigned by Section 5.6(c).

“Permitted Encumbrances” means (i) Encumbrances for Taxes that are not yet due and payable, (ii) Encumbrances to secure obligations to landlords, lessors or rentors under leases or rental agreements (all of which Encumbrances are listed on Schedule 3.5), (iii) Encumbrances made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable law, (iv) Encumbrances in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like items, (v) Encumbrances in favor of customers and revenue authorities arising as a matter of applicable law to secure payments of customs duties in connection with the importation of goods, and (vi) any Encumbrances that do not materially and adversely affect Purchaser’s use, enjoyment or exploitation of, or otherwise derive the benefits from, any Acquired Assets and are listed on Schedule 3.5.

“Person” means any individual, corporation, partnership, firm, association, joint venture, joint stock company, trust or other entity, or any government or regulatory, administrative or political subdivision or agency, department or instrumentality thereof.

“Purchase Price” means the total consideration actually paid by Purchaser for the Acquired Assets pursuant to Sections 2.7(a) and 2.7(b).

“Purchaser” has the meaning assigned by the introduction.

“Purchaser Financial Statements” has the meaning assigned by Section 4.5(b).

“Purchaser SEC Document” has the meaning assigned by Section 4.5(a).

“Registered Intellectual Property” has the meaning assigned by Section 2.1(a).

“Registration Rights Agreement” has the meaning assigned by Section 2.7(d).

“Retained Products” has the meaning assigned by Section 2.2(b).

“Revenue Period” means either (i) the four consecutive fiscal quarters of Purchaser beginning on the first day of the first fiscal quarter after the Closing Date or (ii) the 12-month period beginning on the first Business Day after the Closing Date, whichever results in higher Gross Revenue.

“Sahasra Technology” means (i) all intellectual property rights primarily used in the Sahasra product line, whether acquired or independently developed by or for Seller, and also includes (ii) all intellectual property rights conceived or developed by the five key employees identified in Section 5.16 of the Agreement and Plan of Reorganization by and Among Cypress Semiconductor Corporation, Sand Acquisition Corporation, Sahasra Networks, Inc., U.S. Bank Trust, N.A. and Srinivasan Venkatachary dated February 21, 2002.

“SEC” means the Securities and Exchange Commission.

“Securities Act” has the meaning assigned by Section 3.20(c).

“Seller” has the meaning assigned by the introduction.

“Shares” has the meaning assigned by Section 2.7(c).

“Straddle Period Taxes” has the meaning assigned by Section 5.6(c).

“Subsidiary” means any Person (other than an individual) in which another Person (other than an individual), or the ultimate parent of such other Person, owns directly or indirectly more than 50 percent of the total voting power for purposes of electing directors or other managers or more than 50 percent of the partnership interests in the case of a partnership.

“Tangible Property” means Inventory, Distributor Inventory and Other Personal Property.

“Tax” or “Taxes” means, or shall refer or relate to, any and all taxes, charges, fees, levies, imposts and other assessments, including, without limitation, all income, sales, use, goods and services, value added, capital, capital gains, alternative, net worth, transfer, profits, withholding, payroll, excise, franchise, real property and personal property taxes, and any other taxes, customs duties, fees, assessments or similar charges in the nature of a tax including, without limitation, unemployment and employment insurance payments and workers’ compensation premiums, together with any installments with respect thereto, and any interest, fines and penalties imposed by any Governmental Body (including, without limitation, federal, state, provincial, municipal and foreign governmental authorities), and whether disputed or not.

“Third Party” means any Person not an Affiliate of the other referenced Person or Persons; provided that, as used in Sections 8.2, 8.3, 8.5 and 8.7, the term “Third Party” shall be deemed to include and refer to an Affiliate of the Indemnifying Party.

“Third-Party Claim” has the meaning assigned by Section 8.3(a).

“Transfer Taxes” has the meaning assigned by Section 2.9.

“Transfer Tax Paying Party” has the meaning assigned by Section 2.9.

“Transition Services Agreement” has the meaning assigned by Section 7.1(h)(ii).

“Unaudited Financials” has the meaning assigned by Section 3.11.

“Wafer Purchase Agreement” has the meaning assigned by Section 7.1(h)(iii).

All references to the “Acquired Business as presently or currently conducted” shall include the sale of the Ayama 50K part to Seller’s sole existing customer for such part.

1.2 Other Definitional and Interpretive Matters. Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

Headings. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.

Schedules and Exhibits. The Schedules and Exhibits attached to this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim in this Agreement.

2. Purchase and Sale of Assets

2.1 Acquired Assets. Upon the terms and subject to the conditions of this Agreement and in reliance on the representations and warranties contained in this Agreement, on the Closing Date, Seller, on behalf of itself and its Subsidiaries, agrees to sell, transfer, assign, convey and deliver to Purchaser, and Purchaser agrees to purchase, acquire and accept from Seller and its Subsidiaries, all of Seller’s and its Subsidiaries’ right, title and interest (whether beneficial or of record) in, to and under the Acquired Assets as the same shall exist on the Closing Date, free and clear of any Encumbrance (other than Permitted Encumbrances). For purposes of this Agreement and except as otherwise provided in Section 2.2, “Acquired Assets” shall mean all assets, properties and rights set forth or described in subsections (a) through (j) below, inclusive, subject in each and every case to such modification and changes to the identified Schedules as are agreed to by the parties, consistent with the terms of this Agreement and are necessary to reflect all of the Acquired Assets as of the Closing Date, including, without limitation:

(a) all worldwide proprietary information and intellectual property rights of Seller and its Subsidiaries that either relate to the Sahasra Technology or are primarily used in the NSE Business, including, without limitation: (i) all patents, patent rights, copyrights and works of authorship in any media (including, without limitation, computer programs, software and applications therefor (including, without limitation, source code and object code, development documentation, programming tools, drawings, specifications, test software, laser programs, sort programs, packaged unit test programs, characterization programs and data)), labels and other trade rights, product displays, know-how, inventions, invention disclosures, discoveries, improvements, designs, design rights, masks, mask works, circuit designs, algorithms, behavior models, hardware description language models, proprietary design tools, tooling, dies, molds, layouts, test keys, cells, databases, libraries, customer lists, trade secrets, technology, formulae, recipes, shop rights, development work-in-process, graphics, artwork, photography, advertising and promotional materials, trademarks, service marks, trade names, brand names, domain names, logos, trade dress, source indicators, and other proprietary or confidential technology and information, including, without limitation, all such intellectual property identified on Schedule 2.1(a), in each case, (x) including, without limitation, all authors’, moral, common law and other rights to any of the foregoing, and (y) whether or not registrable, patentable or copyrightable; (ii) all patent, copyright, trademark and other registrations, applications and other recordings with any Governmental Body for or related to any of the intellectual property described in clause (i), including, without limitation, those listed on Schedule 2.1(a) (including, without limitation, a list of jurisdictions of any such registrations) (collectively, “Registered Intellectual Property”); and (iii) all rights to obtain renewals, extensions, continuations, continuations-in-part, reissues, re-examinations, divisions or similar legal protections for any Registered Intellectual Property;

(b) all of Seller’s and its Subsidiaries’ rights under all Assigned Contracts;

(c) all units of Acquired Products, including, without limitation, all inventory, raw materials, work-in-process, finished goods, supplies, masks and parts specifically and solely intended for use with the Acquired Products on hand as of the Closing Date, including those listed on Schedule 3.14 (collectively, “Inventory”) and all Distributor Inventory;

(d) all software design tools, supplies and other tangible personal property (including, without limitation, test boards, load boards, probe cards and burn-in boards), wherever located, primarily used in the Acquired Business, but not including any equipment or machinery (collectively, the “Other Personal Property”);

(e) all uncollected trade accounts receivable and miscellaneous receivables, as of the Closing Date, from the sale or other disposition of any Acquired Products or Inventory and the license or other disposition of any intellectual property related to the Acquired Assets, whether billed or unbilled (collectively, the “Accounts Receivable”);

(f) all books and records of Seller and its Subsidiaries (including, without limitation, all Contracts, reports of examination and other records and information, including, without limitation, on discs, tapes and other data-storing media) relating either (i) solely to the Sahasra Technology, (ii) primarily to any Intellectual Property Assets or (iii) solely to the Acquired Assets (collectively, “Business Records”);

(g) all past, present and future claims, counterclaims, causes of action, choses in action, rights of recovery, rights of set off, and rights of recoupment (including, without limitation, any such item relating to the payment of Taxes, other than Taxes levied with respect to the income of Seller generally), which may be asserted against any Third Party by Seller or any of its Subsidiaries with respect to (i) any Intellectual Property Assets, (ii) any Acquired Assets other than the Intellectual Property Assets but only to the extent arising from circumstances existing after the Closing Date and (iii) Purchaser’s title to any Acquired Assets, including, without limitation, the right to receive all proceeds and damages therefrom, to the extent transferable to Purchaser;

(h) all Governmental Permits, to the extent transferable to Purchaser;

(i) all outstanding shares of capital stock of Lara Networks, Inc., a wholly-owned Subsidiary of Seller (“Lara”); and

(j) all goodwill of or relating to any of the foregoing, together with the right to represent to Third Parties that Purchaser is the owner to any and all of the forgoing.

2.2 Excluded Assets. Notwithstanding anything to the contrary in this Agreement, Seller shall retain and not transfer, and Purchaser shall not purchase or acquire, any of the following assets, properties or rights of Seller or its Subsidiaries (collectively, the “Excluded Assets”):

(a) all assets, properties and rights of any kind (other than proprietary information and intellectual property rights) not primarily used in the Acquired Business;

(b) Seller’s TCAM1, TCAM2, TCAM2-CR, TurboCAM and Toy Cam product lines that consist of parts having densities of no more than 4.5 megabits and sold, directly or indirectly, only to Seller’s sole existing customer for such products as of the date of this Agreement, including, without limitation, all related inventory, work-in-process, masks and finished goods, tools, equipment, and finished goods, supplies, parts and other tangible personal property related primarily to the foregoing (collectively, the “Retained Products”);

(c) all proprietary information and intellectual property rights that are not exclusively or primarily used in the NSE Business; and

(d) all manufacturing machines, automatic test equipment and other equipment and machinery, including equipment and machinery for manufacturing, sorting, testing, packaging and quality assurance and all manufacturing and process-related intellectual property, in each case, whether or not used in connection with the Acquired Products, the NSE Business, the Retained Products or otherwise.

2.3 Assumed Liabilities. On the terms and subject to the conditions and exceptions contained in this Agreement, as of the Closing Date, Purchaser agrees to assume only the following liabilities of Seller and its Subsidiaries (collectively, the “Assumed Liabilities”):

(a) the obligations under each Assigned Contract listed on Schedule 2.5 that accrue and are required to be performed after the Closing; and

(b) all accounts payable related to any Acquired Assets and accrued liabilities related solely to Inventory, except as retained by Seller in accordance with Section 5.16 (collectively, the “Accounts Payable”).

Purchaser does not assume and will not be responsible or liable for any other liabilities of Seller or any of its Subsidiaries, including, without limitation, any Excluded Liabilities.

2.4 Excluded Liabilities. Notwithstanding anything to the contrary contained in this Agreement, other than the Assumed Liabilities, Purchaser will not assume or be liable or otherwise be obligated to pay, perform or otherwise discharge, and Seller will retain and remain responsible for all of its debts, liabilities and obligations of any nature whatsoever with respect to any event, occurrence, circumstance or condition arising or occurring prior to or through the Closing (whether such liabilities become known prior to, on or after the Closing Date), whether accrued or unaccrued, whether absolute or contingent, whether known or unknown, whether due or to become due and whether related to the

Acquired Assets or otherwise, and regardless of when asserted (collectively, the “Excluded Liabilities”). The Excluded Liabilities shall include, without limitation, the following liabilities and obligations:

(a) any liabilities or obligations in respect of Excluded Assets; or

(b) any liabilities to Business Employees arising through and including the Closing Date, including, without limitation, those Business Employees who are hired by Purchaser, including, without limitation, (i) liabilities for compensation, bonus, equity incentives, severance or other payments made under any employment Contract (or other similar instrument) by and between Seller (or any of its Affiliates) and the Business Employees or as required by applicable law and (ii) liabilities for benefits under any benefit plan under the Employee Retirement Income Security Act of 1974 with respect to claims incurred and benefits accrued by Business Employees on or prior to the Closing Date.

2.5 Assumption of Assigned Contracts. At the Closing, Seller shall assign to Purchaser all of Seller’s and its Subsidiaries’ rights, and Purchaser shall agree to assume all of the Assumed Liabilities (which have not been waived or excused prior to the Closing Date), under each of the Assigned Contracts. On Schedule 2.5, each Assigned Contract is identified by the date of the Assigned Contract and the other Person(s) party to such Assigned Contract(s). To the extent any such information set forth on Schedule 2.5 is later determined by Seller to be inaccurate in any material respect, Seller shall promptly notify Purchaser of any such inaccuracy.

2.6 Closing Date. Upon the terms and subject to the satisfaction of the conditions specified in Article 7 of this Agreement, the closing of the sale of the Acquired Assets and the assumption of the Assumed Liabilities contemplated by this Agreement (the “Closing”) shall occur at the offices of Bingham McCutchen LLP at 1900 University Avenue, East Palo Alto, California within three Business Days after all the conditions specified in Article 7 have been satisfied or waived (other than the conditions with respect to actions the respective parties to this Agreement will take at the Closing itself), or at such other place, time and date as Seller and Purchaser may agree upon in writing (such date and time being referred to in this Agreement as the “Closing Date”).

2.7 Purchase Price. In consideration of and subject to the transactions contemplated by this Agreement, Purchaser agrees that:

(a) At the Closing, Purchaser shall deliver to Seller one or more stock certificates, registered in the name and address of Seller, representing that number of shares of Common Stock equal to $50,000,000 (less $1,000, which shall be paid in cash for the capital stock of Lara) divided by the Closing Price, rounded up to the next highest whole number of shares (or Purchaser shall cause such shares to be delivered to Seller by electronic book-entry), subject to Section 2.7(e);

(b) Subject to Section 8.5, if, during the Revenue Period, Purchaser recognizes Gross Revenue of:

(i) less than $12,960,000, Seller shall not receive any additional consideration;

(ii) at least $12,960,000, Purchaser shall pay to Seller the sum of $10,000,000 (the “Cash Payment”) by wire transfer of immediately available funds prior to the 31st day after the end of the Revenue Period;

(iii) at least $17,820,000 but less than $19,440,000, in addition to the Cash Payment, Purchaser shall deliver to Seller one or more additional stock certificates, registered in the name and address of Seller, representing that number of shares of Common Stock equal to the Bonus Payment divided by the Bonus Price, rounded up to the next highest whole number of shares (or cause such shares to be delivered to Seller by electronic book-entry), such delivery to be made prior to the 31st day after the end of the Revenue Period. For purposes of this Section 2.7(b)(iii), “Bonus Payment” means an amount equal to (A) $10,000,000, multiplied by (B) the excess of the amount of recognized Gross Revenue, if any, over $17,820,000, which difference shall be divided by $1,620,000; or

(iv) $19,440,000 or more, in addition to the Cash Payment, Purchaser shall deliver to Seller one or more additional stock certificates, registered in the name and address of Seller, representing that number of shares of Common Stock equal to $10,000,000 divided by the Bonus Price, rounded up to the next highest whole number of shares (or cause such shares to be delivered to Seller by electronic book-entry), such delivery to be made prior to the 31st day after the end of the Revenue Period;

provided that, in the event Purchaser discontinues any material portion of the Acquired Business or the sale of any Acquired Product that constitutes a material portion of the Acquired Business during the Revenue Period, for purposes of this Section 2.7(b), Gross Revenue for such material portion of the Acquired Business shall be determined by multiplying (x) the average monthly Gross Revenue for such material portion recognized by Purchaser for each full calendar month during the Revenue Period prior to discontinuation of such material portion of the Acquired Business or the sale of any Acquired Product that constitutes such material portion of the Acquired Business by (y) the number of months in the Revenue Period.

(c) All shares of Common Stock issued or issuable pursuant to Section 2.7(a) or 2.7(b) (collectively, the “Shares”) will be registered for resale subject to and in accordance with the provisions of a Registration Rights Agreement in the form attached to this Agreement as Exhibit A (the “Registration Rights Agreement”) and executed by Purchaser and Seller at the Closing.

(d) Purchaser grants Seller and its representatives and advisers, subject to the confidentiality provisions of Section 6.3, a one-time audit right, exercisable for up to 30 days following the last day on which the Cash Payment or Bonus Payment is to be paid, if at all, as contemplated by Section 2.7(b), to examine and have full access to Purchaser’s books of account and records relating to Gross Revenue recognized by Purchaser during the Revenue Period, solely for the purpose of verifying the amount of such Gross Revenue. Such audit shall occur at the location of such books and records during normal business hours with prior written notice of at least five Business Days and shall last for no more than 60 Business Days. Purchaser shall maintain such books of account and records as are reasonably necessary to determine the amount of Gross Revenue. In the event that Seller does not agree with the amount of Gross Revenue recognized by Purchaser during the Revenue Period, the parties shall resolve such disagreement in accordance with the provisions of Section 8.6. If, following Seller’s audit, the parties ultimately agree that the actual amount of Gross Revenue for the Revenue Period is more than 105% of that amount first reported by Purchaser to Seller, Purchaser shall pay all costs and fees of such audit; otherwise, Seller shall pay all costs and fees of such audit.

(e) Of the shares of Common Stock to be delivered at the Closing pursuant to Section 2.7(a), Purchaser shall not deliver that number of shares of Common Stock equal to $5,000,000 divided by the Closing Price (rounded up to the next highest whole number of shares) until Seller delivers the Audited Financial Statements of the Acquired Business; provided that, if Seller does not deliver the Audited Financial Statements of the Acquired Business on or before 5:00 p.m. California time on the 60th day after the Closing Date, Purchaser shall have no further obligation to issue and deliver, and Seller shall have no further right or interest in, such shares.

2.8 Nonassignable Assets. Nothing in this Agreement shall be construed as an attempt or agreement to assign any Acquired Asset which by its terms or by law is nonassignable, or is nonassignable without the consent of any Third Party, unless and until a consent shall be given from the party whose consent would be required (“Nonassignable Assets”). Each of the Nonassignable Assets is listed on Schedule 2.8. Seller agrees to cooperate with Purchaser at its request and use Seller’s reasonable best efforts to promptly obtain each such consent at Seller’s expense. As of and from the Closing Date, Seller will promptly arrange for the transfer of title to Purchaser of each of the Nonassignable Assets, as soon as possible by, among other steps, paying in full all amounts due under any Contracts to which any of the Nonassignable Assets is subject. Until title to all of the Nonassignable Assets are transferred to Purchaser, Seller authorizes Purchaser, to the extent permitted by applicable law and the terms of the applicable Nonassignable Asset(s), at Purchaser’s option and expense, to perform all the obligations and receive all the benefits of Seller under the applicable Nonassignable Asset(s) and appoints Purchaser as its attorney-in-fact to act in its name on its behalf with respect to such Nonassignable Assets.

2.9 Taxes. Each of Seller and Purchaser agrees to pay 50% of all applicable foreign, federal, state and local sales, transfer, excise, value added, use, duties, stamp fees, tariffs or other similar Taxes and all recording and filing fees (collectively, the “Transfer Taxes”), whether levied on Seller or Purchaser, that are payable by reason of the sales, transfers, leases, rentals, licenses and assignments contemplated by this Agreement. The party required by law to pay such Transfer Taxes (the “Transfer Tax Paying Party”), to the extent such payment exceeds the obligation of the Transfer Tax Paying Party hereunder, shall provide the other party (the “Non-Transfer Tax Paying Party”) with proof of payment, and within ten (10) days of receipt of such proof of payment, the Non-Transfer Tax Paying Party shall reimburse the Transfer Tax Paying Party for the Non-Transfer Tax Paying Party’s share of such Transfer Taxes. The party required by law to file a tax return with respect to the Transfer Taxes shall do so within the time period prescribed by law. Purchaser and Seller shall cooperate in order to reduce the amount of such Transfer Taxes. Such cooperation shall include, without limitation, (i) delivery of appropriate resale certificates by Purchaser to Seller, (ii) the parties hereto obtaining applicable exemption certificates, and (iii) Seller using commercially reasonable efforts to transfer the Acquired Assets to Purchaser by remote electronic transmission or other reasonable means of transferring assets capable of being so transferred in other tangible form.

2.10 Purchase Price Allocation. Seller and Purchaser agree that the Purchase Price shall be allocated among the Acquired Assets in a reasonable manner mutually agreed upon by the parties and consistent with Section 1060 of the Code and the IRS regulations thereunder (and any similar provision of state, local or foreign law, as appropriate); provided that $1,000 of the Purchase Price shall be allocated to the reasonable value of tangible property used to transfer intangible property included in the Acquired Assets from Seller to Purchaser in accordance with California Revenue and

Taxation Code Section 6012(c)(10) and at least $1,000,000 (the “Minimum Amount”) shall be specifically allocated to the purchase and sale of the outstanding shares of capital stock of Lara (the “Outstanding Lara Shares”) (unless Purchaser determines that a lesser amount should be allocated to the Outstanding Lara Shares, in which case Seller, in it sole discretion, shall either (i) allocate the amount to the Outstanding Lara Shares that Purchaser has so determined or (ii) pay to Purchaser in cash within thirty (30) days following notice thereof the present value of the incremental Tax cost to Purchaser, if any, resulting from the allocation of the Minimum Amount to the Outstanding Lara Shares (as calculated using a 6% discount rate and assuming an effective tax rate for Purchaser of 40%) rather than the amount determined by Purchaser); provided further that, in the event Seller and Purchaser are unable to mutually agree upon a Purchase Price allocation prior to the Closing, Purchaser’s proposed allocation of the Purchase Price shall be conclusive and shall constitute the allocation for purposes of Section 5.6(b) (provided that in such case Purchaser shall reimburse Seller for any Transfer Taxes for which Seller is responsible pursuant to Section 2.9 in excess of $100,000).

3. Representations and Warranties of Seller. Seller represents and warrants to Purchaser that, as of the date of this Agreement, each of the statements set forth in this Article 3 is true and correct in all respects, except as qualified by the disclosures made in this Agreement or as set forth in the attached schedules (which disclosures shall be deemed to qualify only the identified Section of this Article 3 and any other Section of this Article 3 that requires the same information without modification or additional explanation in order to provide effective notice of the nature and significance of the qualification).

3.1 Organization and Authority. Seller and its Subsidiaries are corporations duly organized, validly existing and in good standing under the laws of Delaware, and has full corporate power to execute and deliver this Agreement and the Other Transaction Documents required to be executed by it and to effect the transactions contemplated by this Agreement and such Other Transaction Documents, and the execution, delivery and performance of this Agreement and the Other Transaction Documents by Seller have been duly authorized by all necessary corporate action. Seller and its Subsidiaries have all corporate power and authority necessary to operate the NSE Business.

3.2 Authorization; Binding Obligation. This Agreement and the Other Transaction Documents to which Seller or any of its Subsidiaries is a party or otherwise is responsible for delivery under this Agreement have been duly executed and/or delivered, as applicable, by Seller or such subsidiaries, and such agreements constitute the valid and legally binding obligations of Seller, enforceable against it in accordance with their terms, except to the extent that enforcement of the rights and remedies created by this Agreement and such Other Transaction Documents may be limited by bankruptcy and other similar laws of general application affecting the rights and remedies of creditors and by general equity principles.

3.3 Subsidiaries and Joint Ventures. Except for Seller’s Subsidiaries, no other Affiliates or joint venture partners of Seller (a) are engaged in activities which are material to the use, manufacture or sale or offer for sale of any Acquired Products, (b) have entered into any Contract with Seller or any of its Subsidiaries with respect to any Intellectual Property Assets (including, without limitation, the use, distribution or license of such Intellectual Property Assets) or (c) own or have any other interest in any of the Acquired Assets.

3.4 No Violations

(a) Except as set forth on Schedule 3.4(a), the execution, delivery and performance of this Agreement and the Other Transaction Documents by Seller and its Subsidiaries, and the consummation by Seller and its Subsidiaries of the transactions contemplated by this Agreement and such Other Transaction Documents, do not and will not (i) result in a breach or violation of any provision of Seller’s and its Subsidiaries’ certificate of incorporation or by-laws, or in a material violation of any statute, rule, regulation or ordinance applicable to Seller or any of its Subsidiaries, or (ii) subject to the receipt of any consents of Third Parties described in Section 3.4(b), materially violate or result in a material breach of, or constitute a material occurrence of default (or an event that could reasonably be expected to, upon the passage of time or the giving of notice, or both, constitute a material occurrence of default) under any provision of, result in the acceleration or cancellation of any material obligation under, or give rise to a right by any party to terminate or amend in any material respect its obligations under, any Assigned Contract, or (iii) materially violate any order, judgment, decree, rule or regulation of any court or any Governmental Body having jurisdiction over Seller, any of its Subsidiaries or the Acquired Assets.

(b) Except as required under the HSR Act, no consent, approval, order or authorization of, or registration, declaration or filing with, any Person is required to be obtained or made by Seller and its Subsidiaries in connection with its execution and delivery of this Agreement and the Other Transaction Documents or its consummation of the transactions contemplated by this Agreement or such Other Transaction Documents, except for consents of Third Parties (as specifically listed in Schedule 3.4(b)) which are required to transfer or assign to Purchaser any Acquired Assets or assign the benefits of or delegate performance with regard to any Acquired Assets.

3.5 Title to Assets. Except as set forth on Schedule 3.5, Seller and its Subsidiaries are the sole and exclusive owners of and have good and marketable title to, or a valid leasehold interest in, all of the tangible Acquired Assets, free and clear of any Encumbrances (other than Permitted Encumbrances). Seller and its Subsidiaries own or have legal rights to use all of the intangible Acquired Assets, free and clear of any Encumbrance (other than Permitted Encumbrances). The Acquired Assets, together with the intellectual property licensed to Purchaser pursuant to the License Agreement and the Excluded Assets, constitute all of the assets of Seller and its Subsidiaries that are necessary for the ownership and operation of the Acquired Business as presently conducted by Seller and its Subsidiaries.

3.6 Other Personal Property. Except as set forth on Schedule 3.6, the Other Personal Property presently and actively used for or in connection with the Acquired Products is in good operating condition for the purposes for which they are currently being used, normal wear and tear excepted.

3.7 Compliance With Laws; Litigation. Except as set forth on Schedule 3.7, the Acquired Assets have been used by Seller and its Subsidiaries in compliance in all material respects with all applicable laws, rules, regulations, ordinances, decrees, orders, injunctions, judgments, permits and licenses of or from Governmental Bodies. Except as set forth on Schedule 3.7, there have not been within the last four years any, and presently there are no pending, claims, actions, suits, proceedings of any kind whatsoever asserted by any Third Parties or any governmental investigations or notices of violation or non-compliance under any permits or licenses or otherwise under applicable law pending or, to Seller’s knowledge, threatened against Seller or any of its Subsidiaries with regard to the Acquired Assets or the Acquired Business. The matter referred to on Schedule 3.7(b) only applies to products manufactured in Seller and its Subsidiaries’ manufacturing facilities.

3.8 Business Employees and Consultants

(a) Schedule 3.8(a) is a complete and accurate list of all individuals employed by Seller or any of its Subsidiaries primarily in connection with the Acquired Business as of the date of this Agreement. Schedule 3.8(a) also lists all consultants and independent contractors engaged by Seller or any of its Subsidiaries solely in connection with the Acquired Business (“Business Consultants”) as of the date of this Agreement. Schedule 3.8(a) identifies the position or scope of engagement, as applicable, held by each Business Employee or Business Consultant listed and employment commencement date for each Business Employee.

(b) All current and former employees and consultants of Seller or any of its Subsidiaries with access to Intellectual Property Assets or other confidential or proprietary information of Seller and its Subsidiaries with respect to the Acquired Products have executed and delivered to Seller and its Subsidiaries agreements adequately protecting the confidentiality of such information, and assigning to Seller and its Subsidiaries all patents, proprietary inventions and other works developed by such employees and consultants in the course of performing their employment duties (all such agreements with employees, collectively, the “Employee Confidentiality Agreements”; and all such agreements with consultants, collectively, the “Consultant Confidentiality Agreements”). Seller’s and its Subsidiaries’ standard forms of Employee Confidentiality Agreement and Consultant Confidentiality Agreements and any material modifications of them have been furnished to Purchaser.

(c) Schedule 3.8(c)(i) sets forth a complete and accurate list of all Business Employees who have executed and delivered to Seller and its Subsidiaries employment Contracts containing the terms and conditions of such Business Employees’ performance of their respective employment duties (collectively, the “Employee Employment Agreements”), all of which have been furnished to Purchaser. All of such Employee Employment Agreements are assignable to Purchaser.

(d) Except as set forth on Schedule 3.8(d) each Business Employee is located in the United States, is a United States citizen or has permanent residency.

(e) Subject to compliance with applicable laws, Seller has previously furnished to Purchaser the current salary, wages, commissions and bonuses paid or payable by Seller or any of its Subsidiaries to each Business Employee and Business Consultant as of the Closing Date.

(f) Except as disclosed in Schedule 3.8(f), no charge or claim alleging any unfair labor practice, wrongful termination, employment discrimination or any other illegal handling of any employment-related matter is currently pending or, to Seller’s knowledge, threatened against Seller or any of its Subsidiaries relating to any of the Business Employees or Business Consultants.

3.9 Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller, except for Credit Suisse First Boston, whose fees shall be borne solely by Seller.

3.10 Intellectual Property.

(a) The Intellectual Property Assets, including, without limitation, those listed on Schedules 2.1(a) and 3.10(b), constitute all intellectual property rights that are used exclusively or primarily in the NSE Business. None of the Third Party intellectual property licensed to Seller or any of its Subsidiaries pursuant to the cross-license agreements listed on Schedule 3.10(a) is used in or necessary for any Acquired Products or the Acquired Business. Seller and its Subsidiaries own or are licensed or otherwise have the right to use, without future payment to any other Person, all intellectual property assets and rights used in or necessary for the use of any Acquired Assets in order to use, make, have made, offer for sale or sell any Acquired Products anywhere in the world, in each case free and clear of all Encumbrances (other than Permitted Encumbrances). All Registered Intellectual Property included in the Intellectual Property Assets is listed on Schedule 2.1(a); all necessary affidavits of use or continuing use have been filed, all renewal applications have been timely and duly filed, all necessary maintenance and renewal fees have been timely paid and all other required actions have been timely made or taken, in each case, to continue all such rights in full force and effect. None of Seller or any of its Subsidiaries or any of their officers or employees, agents, consultants or contractors owns any patents, trademarks, trade names, service marks or copyrights issued or patent, trademark, trade name, service mark or copyrights applications pending for any invention of any kind now used or needed by Seller or any of its Subsidiaries for the Acquired Products as presently constituted or as proposed to be developed by Seller or any of its Subsidiaries, in each case which have not been assigned to Seller and its Subsidiaries with such assignment duly recorded in the applicable Governmental Body.

(b) Schedule 3.10(b) sets forth a correct and complete list of (i) all IP Contracts and other material options, rights (including, without limitation, marketing rights), licenses or interests of any kind relating to all or a portion of the Intellectual Property Assets granted to Seller or any of its Subsidiaries by any other Person (such Schedules to include (w) the names of all Persons to whom royalties are payable under any IP Contract or otherwise for the use of any Intellectual Property Assets, (x) the amount and rate of such royalty obligations, (y) the length of the remaining royalty period and (z) a description of such royalty obligations), and (ii) all material options, rights (including, without limitation, marketing rights), licenses or interests of any kind relating to all or a portion of the Intellectual Property granted by Seller or any of its Subsidiaries to any other Person. Except as set forth on Schedule 3.10(b), neither Seller nor any of its Subsidiaries is obligated to pay, and Purchaser will not be obligated to pay after the Closing, any royalties or license fees for use or operation of the Acquired Assets or the manufacture or sale of any Acquired Products to any Person.

(c) Except as set forth in Schedule 3.10(c) (which Schedule identifies all “open-source” software used in or for the design, development or manufacture of any of the Acquired Products), all software, other than generally available software (such as Microsoft® Windows and the like) and generally available system development tools, that is used in or for the design, development or manufacture of any of the Acquired Products:

(i) is owned by Seller or one of its Subsidiaries or Seller or one of its Subsidiaries has the right to use, modify, copy, sell, distribute, sublicense and create derivative works free and clear of any limitations or Encumbrances, except as may be set forth in any IP Contracts or other Contract listed on Schedule 3.10(c); and

(ii) is free from any interest of any former or present employees of, or contractors or consultants to, Seller or any of its Subsidiaries.

(d) Except as set forth on Schedule 3.10(d), no source code for or used in any Acquired Product has been delivered, licensed or made available to any escrow agent or other Third Party. Neither Seller nor any of its Subsidiaries has any duty or obligation (whether present, contingent, or otherwise) to deliver, license or make available the source code for or used in any Acquired Product to any escrow agent or other Third Party. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license or disclosure of the source code for or used in any Acquired Product to any Third Party.

(e) The execution and delivery of this Agreement, compliance with its terms and the consummation of the transactions contemplated by this Agreement do not and will not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time or both) or give rise to or require the creation, imposition or extension of any Encumbrance relating to any Intellectual Property Assets, or right of termination, cancellation or acceleration of any intellectual property right, or the loss of any material benefit related to any Intellectual Property Assets (except as set forth on Schedule 3.10(e)), or otherwise impair Purchaser’s right to use the Intellectual Property Assets in the same manner as such Intellectual Property Assets are currently being used or available for use by Seller or any of its Subsidiaries or the licensees of Seller or any of its Subsidiaries.

(f) None of the trade secrets (as defined in either the Uniform Trade Secrets Act or the Restatement of Torts) of Seller or any of its Subsidiaries included in the Intellectual Property Assets that are material to any Acquired Product has been published or disclosed by Seller or by any other Person, to any Person, except pursuant to licenses or other Contracts requiring such other Persons to keep such trade secrets confidential.

(g) To Seller’s knowledge, all of the Registered Intellectual Property are valid, subsisting and enforceable. Without limiting the generality of the foregoing, to Seller’s knowledge, each item of Registered Intellectual Property is and at all times has been in compliance with all applicable laws. Neither the use of any Intellectual Property Assets nor the sale, offer for sale, manufacture, use or other disposition of any of the Acquired Products infringes any of the claims of any Third Party patents, trademarks or copyrights, or any other intellectual property rights or proprietary, privacy, publicity or similar rights, of any other Person. There are no interference, opposition, reissue, reexamination or other similar proceedings pending or, to Seller’s knowledge, threatened in which the scope, ownership, validity or enforceability of any Intellectual Property Asset is being, has been or could reasonably be expected to be contested or challenged. There are no actions, suits, proceedings or investigations of any kind whatsoever pending or, to Seller’s knowledge, threatened, and no objections or non-frivolous claims or, to Seller’s knowledge, bases therefor being asserted, by any Person with respect to the scope, ownership, validity, enforceability or use by Seller or any of its Subsidiaries of any Intellectual Property Assets or any trademarks embodying the goodwill of the NSE Business or any Acquired Products (or both), or challenging or questioning the validity or effectiveness of any IP Contracts. There are no unresolved conflicts with, or pending claims by or against Seller or any of its Subsidiaries, whether in litigation or otherwise, involving any Intellectual Property Assets or any trademarks embodying the goodwill of the NSE Business or any Acquired Products (or both), and, to Seller’s knowledge, none are threatened. Neither Seller nor any of its Subsidiaries has received any communications alleging any of the foregoing. There is no outstanding order, writ, injunction, decree, judgment or stipulation by or with any arbitration panel or other Governmental Body regarding patent, copyright, trade secret, trademark, trade name or other claims relating to Intellectual Property Assets by which Seller, any of its Subsidiaries or any Acquired Asset is bound.

(h) To Seller’s knowledge, no Person is infringing on or otherwise violating any right of Seller or any of its Subsidiaries with respect to any Intellectual Property Assets.

(i) Seller and its Subsidiaries have taken reasonable and necessary steps to protect the Intellectual Property Assets, including, without limitation, the intellectual property of Third Parties received by Seller or any of its Subsidiaries under obligation of confidentiality, and no such Intellectual Property Assets have been lost or are in jeopardy of being lost through failure to act by Seller, any of its Subsidiaries or any other Person, which loss would impair Purchaser’s use or enjoyment of any Intellectual Property Assets that are material to any of the Acquired Products. The Intellectual Property Assets developed for and provided to Seller or any of its Subsidiaries by the employees and agents of, and the consultants and contractors to, Seller or any of its Subsidiaries, and related to the Acquired Products are original works or works made for hire of those employees, agents, consultants and contractors assigned to or otherwise owned by Seller and its Subsidiaries.

(j) No software included in the Acquired Assets is subject to any “copyleft” or other obligation or condition (including, without limitation, any obligation or condition under any “open source” license such as the GNU Public License, Lesser GNU Public License, or Mozilla Public License) that by its terms (i) requires, or conditions the use or distribution of such software on, the disclosure, licensing, or distribution of any source code for any portion of such software, or (ii) otherwise imposes any limitation, restriction, or condition on the price at which Seller or Purchaser can sell or license any Acquired Product.

(k) Neither Seller nor any of its Subsidiaries has assigned, sold or otherwise transferred to any Person (other than one of Seller’s Subsidiaries) ownership of or the right to use any patent, patent application, trademark, service mark or other Intellectual Property Assets primarily used in the NSE Business.

3.11 Financial Statements. Seller has delivered to Purchaser (and attached as Schedule 3.11 is) an accurate and complete copy of each of the following unaudited financial statements: (a) Seller’s balance sheet for the Acquired Business as of January 1, 2006; and (b) Seller’s statement of net sales, cost of sales and direct operating expenses for the Acquired Business related to the Acquired Assets for the year ended January 1, 2006 (collectively, the “Unaudited Financials”). The Unaudited Financials fairly present the financial position of the Acquired Assets as of January 1, 2006 and the results of operations of the Acquired Business for the year ended January 1, 2006.

3.12 Material Contracts. Schedule 3.12 sets forth a complete and accurate list of all material Contracts to which Seller or any of its Subsidiaries are parties and that relate primarily to the Acquired Assets or the Acquired Business. All of such Contracts are in full force and effect, and neither Seller, any of its Subsidiaries nor, to Seller’s knowledge, any other party to such Contracts is in material breach of or in material default under any of them, nor does any event or condition exist that after notice or lapse of time or both could reasonably be expected to constitute a material breach of or material default under such Contracts on the part of Seller or any of its Subsidiaries or, to Seller’s knowledge, any other party to such Contracts. Seller has delivered to Purchaser true and complete copies of all such Contracts.

3.13 Accounts Receivable; Accounts Payable.

(a) Schedule 3.13(a) is a correct and complete list of all Accounts Receivable as of January 1, 2006. All Accounts Receivable are reflected on the accounting records of Seller and represent and, as of the Closing Date, will represent valid obligations arising from sales actually made or services actually performed by Seller in the ordinary course of business. The Accounts Receivable are not and will not be as of the Closing Date subject to any contest, claim, defense or right of setoff, other than returns in the ordinary course of business of the Seller, under any Contract with any account debtor of an Account Receivable relating to the amount or validity of such Account Receivable.

(b) Schedule 3.13(b) is a correct and complete list of all Accounts Payable related to any of the Acquired Assets as of January 1, 2006. All Accounts Payable are reflected on the accounting records of Seller and represent and, as of the Closing Date, will represent valid obligations of Seller arising from purchases actually made by or services actually performed for Seller in the ordinary course of business.

3.14 Inventory. Schedule 3.14 is a correct and complete list of all Inventory, identified by Acquired Product and manufacturing stage as of January 1, 2006. All items included in Inventory and Distributor Inventory, net of reserves, consist and, as of the Closing Date, will consist of a quality and quantity usable and, with respect to finished goods, saleable in the ordinary course of business, except for obsolete items and items of below-standard quality that have been identified on Schedule 3.14. Seller and its Subsidiaries are not in possession of any inventory or similar items related to the Acquired Business not owned by Seller or any of its Subsidiaries, including, without limitation, goods already sold.

3.15 Suppliers and Customers. The relationships of Seller or any of its Subsidiaries with its suppliers, vendors and customers of the Acquired Business are good commercial working relationships, and during 2005 no supplier or customer of material importance to the Acquired Business has canceled or otherwise terminated, or threatened in writing to cancel or terminate, its relationship with Seller or any of its Subsidiaries or has decreased materially, or threatened in writing to decrease or limit materially, its services, supplies or materials to Seller or any of its Subsidiaries or its usage or purchase of any Acquired Products, except for normal cyclical changes related to customers’ businesses. Schedule 3.15(a) is a correct and complete list of Seller’s top 10 customers (based on amount of sales) of the Acquired Products (including the amount of sales to each such customer) for the 12-month period ended January 1, 2006. Schedule 3.15(b) is a correct and complete list of all suppliers and vendors for the Acquired Business as of the date of this Agreement.

3.16 [Reserved]

3.17 Governmental Permits. Schedule 3.17 lists all the Governmental Permits. Seller holds and its Subsidiaries hold the Governmental Permits free and clear of any and all Encumbrances. All Governmental Permits are in full force and effect, neither Seller nor any of its Subsidiaries is in material violation of any term or provision or requirement of any such Governmental Permits, and, to Seller’s knowledge, no Person has threatened to revoke, amend or impose any condition in respect of, or commenced proceedings to revoke, amend or impose conditions in respect of, any Governmental Permit. Except as required under the HSR Act, Seller and its Subsidiaries have obtained all licenses and permits and all Governmental Permits that are required to operate the Acquired Business as presently conducted.

3.18 [Reserved]

3.19 Absence of Changes. Since January 1, 2006, except as disclosed in Seller’s SEC filings filed since such date, Seller and its Subsidiaries have conducted the Acquired Business only in the ordinary course of business consistent with past practice, and there has not been:

(a) any event, occurrence, development or state of circumstances or facts that has had a material adverse effect on the Acquired Assets, taken as a whole, or the condition (financial or otherwise), business or operations of the Acquired Business, exclusive of the effects that the pendency or announcement of the transactions contemplated by this Agreement, the compliance by Seller or its Subsidiaries with the terms of this Agreement or the Other Transaction Documents, war, military action, acts of terrorism or civil unrest and economic conditions affecting the U.S. or global economy or semiconductor industry generally may have;

(b) any cancellation or other termination, or any notice in writing or other written communication of any intent to cancel or terminate, a material business relationship with Seller by or from any distributor, customer, supplier or vendor listed on Schedule 3.15(a) or 3.15(b);

(c) any entry by Seller or any of its Subsidiaries into, or material modification, amendment or cancellation of, any Contract relating primarily to the Acquired Assets or the Acquired Business, which is not terminable by Seller or any of its Subsidiaries without penalty upon no more than 30 days’ prior notice and provides for payments by or to Seller in an amount in excess of $100,000 over the term of such Contract;

(d) any material revaluation by Seller or any of its Subsidiaries of any of the Acquired Assets, taken as a whole, including, without limitation, any write off of any Accounts Receivable other than in the ordinary course of business;

(e) any incurrence by Seller or any of its Subsidiaries of any material Encumbrances (other than Permitted Encumbrances) in connection with the Acquired Business or the Acquired Assets, other than in the ordinary course of business;

(f) any sale, transfer, loss or other disposition of any assets of Seller or any of its Subsidiaries that, if still owned by Seller or any of its Subsidiaries, would constitute Acquired Assets, except in the ordinary course of business consistent with past practice;

(g) any disposing of or permitting to lapse of any rights to the use of any Intellectual Property Assets, or disposing of or disclosing (except in the ordinary course of its business) to any Person (other than representatives of Purchaser) any trade secret or other Intellectual Property Assets that is not a matter of public knowledge; or

(h) any entry by Seller or any of its Subsidiaries into any Contract to take any action described in this Section 3.19.

3.20 Private Placement. In connection with the issuance of the Shares, Seller further represents, warrants and agrees that:

(a) The Shares will be acquired for investment for such Investor’s own account, not as a nominee or agent, and not with a view to the distribution of any part of the Shares, and that Seller has no present intention of selling, granting any participation in, or otherwise distributing the same;

(b) Seller does not own any Common Stock or other securities of Purchaser, and, during the 30 trading days immediately preceding (and including) the date of this Agreement, Seller has not purchased or sold, or entered into any option or other Contract with any Person to purchase, sell, transfer or grant participations with respect to any Common Stock or other securities of Purchaser;

(c) The sale of the Shares to Purchaser will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and are being offered and will be sold in reliance upon federal and state exemptions for transactions not involving any public offering;

(d) Seller may not offer or sell any Shares except pursuant to an effective registration statement under the Securities Act or pursuant to a valid exemption from the registration requirements of Section 5 of the Securities Act and applicable state securities laws; and

(e) Stock certificates representing the Shares may bear customary restrictive legends.

3.21 Lara Networks.

(a) Seller has furnished to Purchaser a true, complete and correct copy of the certificate of incorporation and bylaws of Lara, as may be amended to date. Each such document is in full force and effect. Lara is not in material violation of any of the provisions of such documents.

(b) The authorized capital stock of Lara (“Lara Stock”) consists of 1,000 shares of common stock, par value $0.001 per share, of which 100 shares are issued and outstanding. Seller is the record and beneficial owner of all such outstanding shares of Lara Stock, free and clear of any Encumbrance (other than Permitted Encumbrances). All outstanding shares of Lara Stock are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under applicable law, the certificate of incorporation or bylaws of Lara or any Contract to which Lara, Seller or any other Subsidiary of Seller is a party or otherwise bound. None of the outstanding shares of Lara Stock have been issued in violation of any federal or state securities laws.

(c) No security convertible or exchangeable into or exercisable for Lara Stock has been issued or reserved for issuance or is outstanding as of the date of this Agreement. There are no options, preemptive rights, warrants, calls, rights, stockholder agreements, voting trusts, proxies or other Contracts of any kind to which Lara, Seller or any other Subsidiary of Seller is a party, or by which any of them is bound, (x) obligating any of them to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of Lara Stock or other securities convertible or exchangeable into or exercisable for Lara Stock or (y) otherwise relating to Lara Stock or other securities convertible or exchangeable into or exercisable for Lara Stock.

(d) Except for Intellectual Property Assets registered to Lara and Lara’s maintenance of the same and the Acquired Assets owned by Lara identified in Sections 2.1(a) through (h) and (j), Lara does not own, directly or indirectly, any assets, properties or other rights of any kind.

(e) Lara does not have, directly or indirectly, any liabilities, commitments or other obligations of any kind, whether contractual, absolute, accrued, contingent or otherwise, whether known or unknown. All Taxes that have become due and payable by Lara have been timely paid. Lara has, or Seller has on behalf of Lara, timely filed all Tax returns required to be filed by Lara. Each such Tax return has been prepared in compliance with all applicable laws and regulations, and is true, accurate and complete in all material respects as of the time of filing. Seller has delivered or made available to Purchaser true, correct and complete copies of all Tax returns that relate specifically to income Taxes of Lara.

3.22 Disclosure. This Agreement, together with the Schedules and any certificates furnished or to be furnished to Purchaser pursuant to this Agreement, when taken together, do not contain any untrue statement by Seller of a material fact or omit to state a material fact necessary to make the statements made in such document by Seller, in light of the circumstances under which they were made, not misleading.

4. Representations and Warranties of Purchaser. Purchaser represents and warrants to Seller that, as of the date of this Agreement, each of the statements set forth in this Article 4 is true and correct in all respects, except as qualified by the disclosures made in this Agreement or as set forth in the schedules attached to this Agreement.

4.1 Organization and Authority. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Delaware, and has full corporate power to execute and deliver or to deliver this Agreement and the Other Transaction Documents to which it is a party and to effect the transactions contemplated by this Agreement and such Other Transaction Documents, and the execution, delivery and performance of such agreements by Purchaser have been duly authorized by all necessary corporate action. Purchaser has all corporate power and authority necessary to carry on its business as now being conducted and to own or lease and operate its properties as, and in the places where, such business is now conducted and such properties are now owned, leased or operated.

4.2 Authorization; Binding Obligations. This Agreement and the Other Transaction Documents have been duly executed and delivered by Purchaser, and this Agreement and the Other Transaction Documents to which Purchaser is a party constitute the valid and legally binding obligations of Purchaser, enforceable against it in accordance with their terms, except to the extent that enforcement of the rights and remedies created by this Agreement and such Other Transaction Documents may be limited by bankruptcy and other similar laws of general application affecting the rights and remedies of creditors and by general equity principles.

4.3 No Violations

(a) The execution, delivery and performance of this Agreement and the Other Transaction Documents by Purchaser, and the consummation by Purchaser of the transactions contemplated by this Agreement and such Other Transaction Documents do not and will not result in a breach or violation of any provision of Purchaser’s certificate of incorporation or by-laws, or in a material violation of any statute, rule, regulation or ordinances applicable to Purchaser, or materially violate or result in a material breach of or constitute a material occurrence of default (or an event that might, upon the passage of time or the giving of notice, or both, constitute a material occurrence of default) under any provision of, result in acceleration or cancellation of any obligation under, or give rise to a right by any party to terminate or amend its obligations under, any Contract to which Purchaser is a party or by which Purchaser or its assets or properties are bound, or materially violate any order, judgment, decree, rule or regulation of any court or any Governmental Body having jurisdiction over Purchaser or any of its properties.

(b) Except as disclosed on Schedule 4.3(b), no consent, approval, order or authorization of, or registration, declaration or filing with, any Person is required to be obtained or made by Purchaser in connection with its execution and delivery of this Agreement and the Other Transaction Documents or the consummation of the transactions contemplated by this Agreement or such Other Transaction Documents.

4.4 Capital Structure; Purchaser’s Shares. The authorized capital stock of Purchaser consists of 250,000,000 shares, each with a par value of $0.01 per share, of which 200,000,000 shares have been designated as Common Stock and 50,000,000 shares have been designated as Preferred Stock (including 200,000 shares designated as “Series AA Junior Participating Preferred Stock”). Purchaser has and will have, on any date it is required to issue any Shares pursuant to the terms of this Agreement, sufficient available authorized and unissued shares of Common Stock to permit the issuance of such Shares. The Shares, if and when issued pursuant to and in accordance with this Agreement, will be duly authorized and reserved for issuance, validly issued, fully paid and nonassessable and will be issued in compliance with all applicable federal and state securities laws. The Common Stock constitutes the only class of equity security of Purchaser registered or required to be registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

4.5 SEC Documents.

(a) Purchaser has filed all required reports, schedules, forms, statements and other documents with the SEC since January 1, 2005, including, without limitation, Purchaser’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 (filed with the SEC on March 11, 2005) and Purchaser’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005, June 30, 2005, and September 30, 2005 (filed with the SEC on May 9, 2005, August 9, 2005, and November 8, 2005, respectively) (each, a “Purchaser SEC Document”). As of their respective dates, the Purchaser SEC Documents complied in all material respects with the requirements of the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Purchaser SEC Documents, and none of the Purchaser SEC Documents, taken as a whole, contained at the time of filing any untrue statement of a material fact or omitted to state a material fact required to be stated in such Purchaser SEC Document or necessary in order to make the statements in such Purchaser SEC Document, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Purchaser SEC Document has been revised or superseded by a later-filed Purchaser SEC Document, none of the Purchaser SEC Documents, taken as a whole, as of the date of such Purchaser SEC Document, contains any untrue statement of a material fact or omits to state any material fact required to be stated in such Purchaser SEC Document or necessary in order to make the statements in such Purchaser SEC Document, in light of the circumstances under which they were made, not misleading. Purchaser is in compliance with the applicable provisions of the Sarbanes-Oxley Act of 2002, except to the extent that any failure to so comply would not reasonably be expected to have a material adverse effect with respect to Purchaser or its business.

(b) The financial statements of Purchaser, including the related notes thereto, included in the Purchaser SEC Documents (the “Purchaser Financial Statements”), complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates and were prepared in accordance with GAAP applied on a basis consistent throughout the period indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by the SEC on Form 10-Q, Form 8-K or any successor from under the Exchange Act). The Purchaser Financial Statements fairly present in all material respects the consolidated financial condition and operating results of Purchaser at the dates and during the periods indicated therein (except that unaudited statements may not contain footnotes and were or are subject to normal and recurring year-end adjustments).

4.6 Compliance with Nasdaq Rules. Purchaser is in compliance with the applicable listing and other rules and regulations of the Nasdaq National Market, except to the extent that any failure to so comply would not reasonably be expected to have a material adverse effect with respect to Purchaser or prevent any Shares issued pursuant to this Agreement to be eligible for listing and trading thereon.

4.7 Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based on arrangements made by or on behalf of Purchaser.

4.8 Absence of Certain Changes. Since September 30, 2005, there has not occurred any change, event or condition that, individually or in the aggregate with any other changes, events and conditions, has resulted in or would reasonably be expected to result in a material adverse effect on Purchaser.

5. Covenants

5.1 Access; Further Assurances

(a) Seller will give Purchaser and its officers, employees, accountants, counsel and other representatives reasonable access, upon 48 hours prior notice to Seller and during Seller’s normal business hours throughout the period prior to the Closing, to all of Seller’s and its Subsidiaries’ properties, books, Contracts, commitments, reports of examination and records (including, without limitation, personnel records, subject to Section 5.1(e)) directly relating to the Acquired Assets. Purchaser will hold, and will cause such representatives to hold, such information in confidence as provided in Article 6. Except as set forth in or contemplated by the Transition Services Agreement, on the Closing Date, Seller shall deliver, and shall cause its Subsidiaries to deliver, possession to Purchaser of all Tangible Property, Business Records, Governmental Permits, Assigned Contracts and other Acquired Assets acquired by Purchaser under this Agreement. Prior to such delivery, Seller may make copies of any and all such Business Records as Seller shall in good faith determine it will require after the Closing Date; provided that Seller shall (i) not make, retain or store any originals, copies, summaries, notes or other documentation of or related to any Intellectual Property Assets used or useful in connection with any Acquired Products identified as part of Seller’s “Sahasra” product line (except that Seller may retain a single copy of such information that it reasonably believes may be necessary to defend itself in litigation, provided that (x) such information is stored at the facilities of a Third Party and (y) Seller will not use such information for any other purpose) and (ii) purge or otherwise destroy all of the foregoing in its possession, including, without limitation, all relevant files in electronic data storage; provided further that Seller shall instruct and cause all of its employees, consultants, agents and representatives to comply with this covenant. Seller will hold, and will cause its representatives to hold, such information and copies in confidence as provided in Article 6.

(b) Seller will give Purchaser and its officers, employees, accountants, counsel and other representatives reasonable access, upon 24 hours prior notice to Seller and during Seller’s normal business hours throughout the period prior to the Closing, to all Business Employees, including, without limitation, management personnel, and their working areas, and reasonable use of telephones, facsimile machines, copy machines and other on-site facilities reasonably necessary for Purchaser and its representatives to conduct their pre-Closing review of the Acquired Assets and evaluation of the Business Employees. Seller shall, on behalf of itself and its Subsidiaries, cause its Business Employees at each site to cooperate with Purchaser’s reasonable due diligence review.

(c) After the Closing Date, Seller and Purchaser will make their respective personnel reasonably available (i) for interviews, depositions and testimony in any legal matter concerning transactions, operations or activities relating to the Acquired Products or other Acquired Assets prior to the Closing Date, except in a case where the Parties are in dispute against one another with respect to such legal matter, and (ii) to execute all documents which the requesting party reasonably determines to be necessary or convenient or as otherwise may be necessary or desirable to enable the party requesting such assistance to: (x) comply with reporting, filing or other requirements imposed by any foreign, local, state or federal court, agency or Governmental Body; or (y) assert or defend any claims or allegations in any litigation or arbitration or in any administrative or legal proceeding other than claims or allegations that one party to this Agreement has asserted against the other. The party requesting such information or assistance shall reimburse the other party for all out-of-pocket costs and expenses incurred by such party in providing such information and in rendering such assistance. The access to personnel contemplated by this Section 5.1(c) shall be during normal business hours and upon not less than two Business Days’ prior written request.

(d) From and after the Closing, Seller shall provide, and cause employees and consultants of Seller and its Subsidiaries to provide, to Purchaser all support and services contemplated by and pursuant to the Transition Services Agreement.

(e) From time to time following the Closing, at Seller’s expense, Seller shall take, or cause to be taken, such actions and shall execute and deliver, or cause to be executed and delivered, to Purchaser such additional instruments of conveyance and transfer, in each case, as Purchaser may reasonably request or as may be otherwise reasonably necessary to more effectively convey or transfer to, and vest in, Purchaser or put Purchaser in possession of and/or control of any part of the Acquired Assets or to effect the transactions contemplated by this Agreement or the Other Transaction Documents. Without limiting the generality of the foregoing: (i) in the event that, after the Closing, Seller and/or Purchaser identify any intellectual property right previously unknown or not disclosed to Purchaser that, pursuant to this Agreement, is included in the Acquired Assets or used primarily for the NSE Business, Seller shall take such actions and shall execute and deliver such documents, or cause its employees, consultants and agents to take, execute and/or deliver such actions and documents, as Purchaser may reasonably request or as may be otherwise necessary to assign to, and vest in, Purchaser all right, title and interest in and to such intellectual property right; and (ii) at the reasonable request of Purchaser and at Purchaser’s cost, Seller shall use its reasonable best efforts to enforce, or cause its Subsidiaries to enforce, the provisions of any Employee Confidentiality Agreements, Consultant Confidentiality Agreements and any other nondisclosure or confidentiality agreements with Third Parties relating to any Acquired Assets (copies of which agreements Seller shall retain for two years after the termination of such agreements).

(f) For a period of at least three years from and after the date of this Agreement, except as contemplated by Section 5.1(e), neither party shall dispose of any records relating to the Acquired Assets or the Acquired Business without the other party’s written consent, which consent shall not be unreasonably withheld or delayed.

(g) If there exists on the Closing Date any default under or breach of any Assigned Contract, from and after the Closing, Seller shall cooperate with Purchaser and, at Purchaser’s request and at Seller’s expense, use Seller’s reasonable best efforts to cure, or cause its Subsidiaries to cure, such default as soon as practicable. Purchaser shall not be deemed to have waived any of its rights under this Agreement with respect to any such default unless specifically waived in writing.

5.2 Conduct of Business Prior to Closing. Seller and its Subsidiaries shall conduct and carry on the Acquired Business (including, without limitation, development and maintenance of supplier and customer relationships and maintenance and protection of Intellectual Property Assets) in the ordinary course substantially in the same manner as currently conducted, consistent with Seller’s and its Subsidiaries’ past practice. Seller and its Subsidiaries shall maintain the Tangible Property in good operating condition and repair, reasonable wear and tear excepted, and make all necessary renewals and replacements to such Tangible Property. Neither Seller nor any of its Subsidiaries shall take any action or fail to take any commercially reasonable action that could reasonably be expected to result in the occurrence of any of the events or actions described in Sections 3.19(c) to 3.19(h). Seller shall give prompt notice to Purchaser, and Purchaser shall give prompt notice to Seller, of the occurrence or non-occurrence of any event that could reasonably by expected to cause any of the conditions set forth in Sections 7.1(a) and (b) and 7.2(a) and (b) not to be satisfied; provided that delivery of any notice pursuant to this Section 5.2 shall not limit or otherwise affect any remedies available to the party receiving any such notice.

5.3 Employees.

(a) At the request of Purchaser, Seller shall use its best efforts to assist Purchaser in hiring the Business Employees identified by Purchaser in its sole discretion; provided, that Seller shall not be required to make or offer to make any additional payments or grant or offer to grant any additional benefits to such employees. Immediately prior to the Closing, Seller and its Subsidiaries shall terminate each Business Employee that, with Purchaser’s approval, has agreed to accept an offer of employment from Purchaser, effective immediately after the Closing. Seller and its Subsidiaries shall pay to such Business Employees all compensation, bonus and other amounts due and payable to such Business Employees in connection with such terminations and in accordance with Seller’s and its Subsidiaries’ regular employment policies and practices. Seller and its Subsidiaries shall pay to such Business Employees any additional amounts owed to such Business Employees pursuant to Seller’s and its Subsidiaries’ compensation and benefit plans when such amounts become due and payable consistent with the terms of such plans.

(b) Purchaser shall offer to each Business Employee who becomes an employee of Purchaser from and as of the Closing Date substantially the same benefits in the aggregate as those offered to similarly situated employees of Purchaser. Purchaser shall pay as severance to each Business Employee terminated by Seller, hired by Purchaser and subsequently terminated by Purchaser the greater of (i) 10% of such Business Employee’s current base salary and (ii) one week of such Business Employee’s current base salary paid by Seller for each year that such Business Employee had been employed by Seller.

5.4 Non-Competition

(a) From and after the Closing, neither Seller nor any of its Subsidiaries shall directly or indirectly, for itself or any Third Party, (i) make, have made, use, sell, offer for sale, import, export, design, develop, operate, control, manufacture, distribute or license any products (other than the Retained Products) that compete with, or have the same form, fit and function as, any Acquired Product or any other network search engine products that are derived therefrom or (ii) use any Grant-Back IP (as defined in the License Agreement) to make, have made, use, sell, offer for sale, import, export, design, develop, operate, control, manufacture, distribute or license any products (other than the Retained Products) that compete with, or have the same form, fit and function as, any products in any product lines that Purchaser is selling or has announced as of the Closing, in either case in any country in which such product is sold, distributed or licensed by or on behalf of Purchaser or Purchaser conducts or engages in the Acquired Business.

(b) From and after the Closing until the second anniversary of the date of this Agreement, Purchaser shall not directly or indirectly, for itself or any Third Party, use any Intellectual Property Assets, or any confidential information learned in connection the purchase of the Acquired Assets, to engage in, make, have made, use, sell, offer for sale, import, export, design, develop, operate, control, manufacture, distribute or license any products (other than the Acquired Products or any of Purchaser’s existing products as of the date of this Agreement) that compete with, or have the same form, fit and function as, any Retained Product in any country in which such Retained Product is sold, distributed or licensed by or on behalf of Seller and its Subsidiaries.

5.5 Non-Solicitation. From and after the date of this Agreement and for a period of one year after the Closing Date, neither Seller and its Subsidiaries nor Purchaser shall solicit or seek to hire away from the other party any Business Employees or any of such other party’s other employees involved in the transactions contemplated by this Agreement, or induce any such Business Employees or other employees to terminate their employment with such other party, without the consent of such other party; provided, however, that nothing contained in this Section 5.5 shall prevent either Seller and its Subsidiaries or Purchaser from hiring any employees of the other party (a) pursuant to a general hiring program conducted in the ordinary course of business and not specifically directed to such employees or (b) who seek employment with the other party on an unsolicited basis.

5.6 Tax Reporting and Allocation of Consideration

(a) Effective as of the Closing, Seller and Purchaser acknowledge and agree that Seller will be responsible for and will perform all Tax withholding, payment and reporting duties with respect to any wages and other compensation paid by Seller and its Subsidiaries to any Business Employee prior to or on the Closing Date and Purchaser will be responsible for and will perform all Tax withholding, payment and reporting duties with respect to any wages and other compensation paid by Purchaser after the Closing Date to any Business Employee hired by Purchaser.

(b) Effective as of the Closing, Purchaser and Seller recognize their mutual obligations pursuant to Section 1060 of the Code to timely file IRS Form 8594 with each of their respective federal income Tax returns. Accordingly, Purchaser and Seller agree to file such form consistent with the Purchase Price allocation determined in accordance with Section 2.10. Purchaser and Seller further agree to cooperate with each other in the preparation of such form for timely filing with each of their respective federal income Tax returns. Each of Seller and Purchaser further agrees to file all of its other Tax returns in a manner consistent with such allocation and not to make any allocation or take any Tax position that is contrary to such allocation, unless required to do so by applicable law and after prior written notice thereof to the other party. Seller and Purchaser further agree to consult with each other with respect to all issues related to such allocation in connection with any Tax audits, controversies or litigation.

(c) In the case of any real or personal property taxes or any similar ad valorem taxes attributable to the Acquired Assets for which Taxes are reported on a Tax return covering a period commencing before the Closing Date and ending thereafter (“Straddle Period Taxes”), any such Straddle Period Taxes shall be prorated between Purchaser and Seller on a per diem basis. The party required by law to pay any such Straddle Period Taxes (the “Paying Party”) to the extent such payment exceeds the obligation of the Paying Party hereunder, shall provide the other party (the “Non-Paying Party”) with proof of payment, and within ten (10) days of receipt of such proof of payment, the Non-Paying Party shall reimburse the Paying Party for the Non-Paying Party’s share of such Straddle Period Taxes. The party required by law to file a Tax Return with respect to Straddle Period Taxes shall do so within the time period prescribed by law.

5.7 Cross-Licenses. Without limiting either party’s obligations contained in Section 5.4, Seller and Purchaser shall each grant to the other the license set forth in the License Agreement attached to this Agreement as Exhibit B (the “License Agreement”).

5.8 Collection of Accounts Receivable. Without limiting the generality of the provisions of Section 5.2, prior to the Closing, Seller and its Subsidiaries shall collect all Accounts Receivable in the ordinary course of business, consistent with Seller’s and its Subsidiaries’ past practice with respect to the Acquired Assets. From and after the Closing, Purchaser shall have the sole right and authority to collect for its own account all Accounts Receivable and to endorse with the name of Seller and its Subsidiaries any checks or drafts received with respect to any such Accounts Receivable. Seller agrees to deliver promptly to Purchaser all cash, checks or other property received directly or indirectly by Seller and its Subsidiaries with respect to such Accounts Receivable, including, without limitation, any amounts payable as interest thereon. From and after the Closing, unless specifically requested by Purchaser, Seller and its Subsidiaries shall not contact any current or former customer regarding any Accounts Receivable and shall refer promptly to Purchaser all inquiries with respect to any Accounts Receivable. If and to the extent requested by Purchaser, Seller and its Subsidiaries shall take such actions as may be reasonably necessary or advisable to facilitate the collection of any Accounts Receivable; it being agreed and understood that customers of the Acquired Business may also be customers of Seller’s and its Subsidiaries’ businesses with whom Seller and its Subsidiaries may have continuing business relationships. If not collected within 90 days from the Closing Date, Seller and its Subsidiaries shall pay promptly to Purchaser the amount of any uncollected Accounts Receivable in cash, and Purchaser shall assign and transfer back to Seller and its Subsidiaries each such Accounts Receivable for collection by Seller and its Subsidiaries; provided that Seller and its Subsidiaries shall not take any action in connection with such collection that would adversely affect Purchaser’s ongoing business relationship with the customer(s).

5.9 Audited Financial Statements. On or before 5:00 p.m. California time on the 60th day after the Closing Date, Seller, at its expense, shall deliver to Purchaser financial statements of the Acquired Business in the form and to the extent required to be included by Purchaser in Purchaser SEC Documents in accordance with Regulation S-X, subject to such modifications to those requirements as the SEC may permit, audited by registered independent public accountants (collectively, the “Audited Financial Statements of the Acquired Business”).

5.10 Registration; Nasdaq Listing. As soon as practicable after the Closing, but in no event later than the 15th day thereafter, Purchaser shall: (a) file a registration statement for the resale of the Shares subject to and in accordance with the provisions of the Registration Rights Agreement and executed by Purchaser and Seller at the Closing; and (b) submit to the Nasdaq National Market a listing application with respect to the authorization for listing of the maximum number of Shares issued or issuable pursuant to Section 2.7.

5.11 SEC Compliance; Resale Limitations.

(a) Seller shall timely file all schedules, reports, forms and other information required to be filed by Seller under all applicable federal and state securities laws in connection with Seller’s ownership, acquisition and/or disposition of the Shares.

(b) Notwithstanding anything to the contrary contained in this Agreement and notwithstanding that all of the Shares may be resold pursuant to an effective registration statement, Seller agrees that, prior to the second anniversary of the date any Shares are issued to Seller, the aggregate number of such Shares sold by Seller during any three-month period (excluding any other shares of Common Stock sold by Seller during such period) shall not exceed the volume limitations set forth in Rule 144(e)(2) promulgated under the Securities Act, whether such Shares are sold pursuant to an effective registration statement or otherwise. Seller acknowledges and agrees that Purchaser may impose stop transfer instructions with respect to any Shares the sale of which would result in a breach of this Section 5.11.

5.12 Legal Conditions to Transactions. Each of Seller and Purchaser shall use its reasonable best efforts to comply promptly with all legal requirements which may be imposed with respect to the transactions contemplated by this Agreement (which efforts shall include furnishing all information required under the HSR Act and in connection with approvals of or filings with any other Governmental Body) and shall promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them. Each of Seller and Purchaser shall pay 50% of the filing fee payable on submission of the required notification under the HSR Act and 50% of the cost of any economist(s) and other outside consultants retained by the parties in connection with such submission. Each of Seller and Purchaser shall take all reasonable actions necessary to obtain (and will cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Body required to be obtained or made by Seller or Purchaser in connection with the transactions contemplated by this Agreement. Neither Seller nor Purchaser shall be required to take any action pursuant to this Section 5.12 if any Governmental Body that has the authority to enforce any antitrust or similar laws seeks, or authorizes its staff to seek, a preliminary injunction or restraining order to enjoin consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing, Purchaser shall not be required to sell or dispose of or hold separately any assets, businesses or other interests of Purchaser (including, without limitation, any Acquired Assets or the Acquired Business) or make any other changes in any portion of Purchaser’s business (including, without limitation, the Acquired Business) or incur any other limitation on the conduct of Purchaser or its business (including, without limitation, the Acquired Business) in order to obtain such consents, authorizations, order, approvals or exemptions or agree to do, or submit to orders providing for, any of the foregoing, in each case whether before or after the Closing.

5.13 Exclusivity. From and after the date of this Agreement and ending on the earlier of the Closing Date or the date this Agreement is terminated pursuant to Section 9.1 (the “Exclusivity Period”), Seller (including, without limitation, for this purpose its officers, directors, representatives, affiliates, employees and agents) will not, directly or indirectly, solicit, induce, facilitate, respond to (other than to advise such party of Seller’s obligations hereunder), initiate, engage in or enter into discussions or negotiations with, or encourage, or provide any information to, any Person concerning any sale, exclusive license or other form of disposition of any Acquired Assets (other than sales of Acquired Products in the ordinary course of Seller’s and its Subsidiaries’ business) or any transaction involving the Acquired Business similar to any of the transactions contemplated by this Agreement (an “Acquisition Proposal”). During the Exclusivity Period, neither Seller nor such designated persons will enter into any Contracts or make any commitments to do or in connection with any of the foregoing. For the purpose of this Section 5.13, any license of significant Intellectual Property Assets outside the ordinary course of Seller’s and its Subsidiaries’ operation of the Acquired Assets or Acquired Business shall be considered a disposition of Acquired Assets or Acquired Business. Seller represents that neither it nor any of its employees, agents, representatives, directors or affiliates is party to or bound by any Contract with respect to any such transaction regarding the disposition of all or a portion of the Acquired assets or Acquired Business other than as contemplated by this Agreement. If Seller or any such designated person receives an Acquisition Proposal or any request for non-public information relating to any Acquired Assets or the Acquired Business, Seller shall promptly notify Purchaser of such Acquisition Proposal or request (including, without limitation, the identity of the Person making, and the terms of, such Acquisition Proposal or request), subject to any confidentiality obligations existing as of the date hereof.

5.14 Seller Subsidiaries. Seller will cause each of its Subsidiaries, and each Affiliate that has any right or interest in any of the Acquired Assets, to take any action or execute any document as Purchaser may reasonably request or as may be otherwise reasonably necessary to effect the sale, transfer, assignment, conveyance and delivery of all right, title and interest of Seller and its Subsidiaries in and to the Acquired Assets to Purchaser and the other transactions contemplated by this Agreement and the Other Transaction Documents.

5.15 Conduct of Acquired Business. Following the Closing and through the expiration of the Revenue Period, Purchaser shall use its reasonable efforts to actively sell the Acquired Products.

5.16 Updated Information. Within three Business Days following the Closing, Seller shall provide to Purchaser updated Schedules 3.13(a) (Accounts Receivable), 3.13(b) (Accounts Payable) and 3.14 (Inventory) reflecting such information as of the Closing Date. If and to the extent that Net Working Capital is less than $2,000,000, Seller shall also identify those accounts payable that it shall retain (and that shall not be assumed by Purchaser) such that, when calculated based solely upon the accounts payable to be assumed by Purchaser, Net Working Capital shall be at least $2,000,000. For all purposes of this Agreement and notwithstanding anything to the contrary, any such accounts payable retained by Seller and not assumed by Purchaser shall constitute Excluded Liabilities and shall not be deemed to be Assumed Liabilities.

5.17 Distributor Inventory. Immediately prior to the Closing, Seller shall repossess or repurchase from its distributors all Distributor Inventory then held by or for such distributors, whether or not paid for by such distributors. At the Closing, Seller shall deliver all such repurchased Distributor Inventory to Purchaser as part of the Acquired Assets and Purchaser shall reimburse Seller for the sales price less distributors’ commissions for such repurchased Distributor Inventory . Within one Business Day after the Closing, Seller shall furnish to Purchaser a schedule of all Distributor Inventory repossessed or repurchased pursuant to this Section 5.17 and all Distributor Inventory that, as of the Closing, continued to be held by or for such distributors.

6. Confidential Nature of Information

6.1 Confidentiality Agreement. Purchaser agrees that the Confidentiality Agreement between Purchaser and Seller dated December 23, 2005 (the “Confidentiality Agreement”) shall apply to all documents, materials and other information that it shall have obtained regarding Seller or its Affiliates during the course of the negotiations leading to the consummation of the transactions contemplated by this Agreement (whether obtained before or after the date of this Agreement), any investigations made in connection therewith and the preparation of this Agreement and related documents and all analyses, reports, compilations, evaluations and other materials prepared by Purchaser, accountants or financial advisors that contain or otherwise reflect or are based upon, in whole or in part, any of the provided information.

6.2 Public Announcements. Neither Seller nor Purchaser shall issue any press release or publicly disseminate any information concerning this Agreement or the transactions contemplated by this Agreement without the other party’s prior written consent, except as provided in Section 10.6.

6.3 Protection of Confidential Information

(a) Except as provided in Section 6.3(b), after the Closing and for a period of five years following the Closing Date, Purchaser and Seller agree that each will keep confidential all of the Confidential Information of the other and the other’s Affiliates that is received from, or made available by, the other in the course of the transactions contemplated by this Agreement, provided that the foregoing shall not restrict either party’s ability to exploit its rights under the License Agreement. For purposes of this Section 6.3, “Confidential Information” shall mean any of the confidential information transferred under this Agreement, including, without limitation, confidential information included in the Intellectual Property Assets and any trade secrets related to the Acquired Products, and other confidential data and formula, information about business plans and strategies, marketing ideas and concepts, especially with respect to unannounced products and services, present and future product plans, pricing, volume estimates, financial data, product enhancement information, business plans, marketing plans, sales strategies, customer information (including, without limitation, customers’ applications and environments), market testing information, development plans, specifications, customer requirements, configurations, designs, plans, drawings, apparatus, sketches, software, hardware, data, prototypes, connecting requirements or other technical and business information, except that, with the exception of any Confidential Information related to the Retained Products, Purchaser shall have no such obligation of confidentiality to Seller with respect to Intellectual Property Assets, including, without limitation, trade secrets or other Confidential Information as is conveyed to Purchaser as part of the Acquired Assets.

(b) Notwithstanding the foregoing, such Confidential Information shall not be deemed confidential and no party to this Agreement shall have any obligation with respect to any such Confidential Information that:

(i) was already known to such party;

(ii) is or becomes publicly known through publication, inspection of a product, or otherwise, and through no negligence or other wrongful act of such party;

(iii) is received by such party from a Third Party without similar restriction and without breach of this Agreement;

(iv) is independently developed by such party; or

(v) is, subject to Section 6.3(c), required to be disclosed under applicable law or judicial process;

provided, however, that the exceptions listed in clauses (i) through (v) above shall not limit Seller’s obligations to maintain the confidentiality of trade secrets or other Confidential Information which is conveyed to Purchaser as part of the Acquired Assets.

(c) If any party to this Agreement (or any of its Affiliates) is requested or required (by oral questions, interrogatories, request for information or documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, subject to the confidentiality obligations under this Agreement, such party will promptly notify the other party of such request or requirement and will cooperate with such other party’s efforts to seek an appropriate protective order or other appropriate remedy. If, in the absence of a protective order or the receipt of a waiver under this Agreement, any party (or any of its Affiliates) is in the written opinion of such party’s counsel compelled to disclose the Confidential Information or else stand liable for contempt or suffer other censure or significant penalty, such party (or its Affiliate) may disclose only so much of the Confidential Information to the Third Party compelling disclosure as is required by law. In such case, such party will exercise (and will cause its Affiliates to exercise their) reasonable efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded to such Confidential Information.

(d) The terms and conditions of this Agreement and the Other Transaction Documents, and all Schedules and other attachments and amendments to this Agreement and to the Other Transaction Documents, shall be considered Confidential Information protected under this Article 6.

(e) Consistent with the provisions of Sections 5.1(c), 5.1(d) and 5.1(e), Seller shall cooperate with Purchaser to ensure that, immediately on and after the Closing Date, all of such documents and items constituting Confidential Information included in the Acquired Assets which remain in Seller’s possession are stored in locked file drawers or cabinets or other secured rooms or areas, or secured computer networks or other secured environments, as mutually agreed by Seller and Purchaser. Seller shall cooperate with Purchaser to ensure that all such items shall be secure from access by parties other than Purchaser and employees of Seller.

(f) From and after the Closing, the Confidentiality Agreement shall terminate and be of no further force or effect.

7. Closing Conditions

7.1 Conditions to Purchaser’s Obligation to Close. The obligations of Purchaser to purchase and pay for the Acquired Assets and perform its obligations at the Closing are subject to the satisfaction, at or before the Closing, of all the conditions set forth in this Section 7.1. Seller shall use its reasonable best efforts to satisfy or cause to be satisfied each of such conditions. Purchaser may waive any or all of such conditions in whole or in part without prior notice. No such waiver of a condition shall, however, constitute a waiver by Purchaser of any of its other rights or remedies, at law or in equity, if Seller shall breach or be in default under any of its representations, warranties or covenants made under or pursuant to this Agreement.

(a) Accuracy of Representations and Warranties. All representations and warranties made pursuant to Article 3 shall have been true and correct as of the date of this Agreement, and shall be true and correct as of the Closing Date as though made as of the Closing Date (except to the extent such representations or warranties specify an earlier date), except where the failure of such representations and warranties to be true or correct (without giving effect to any materiality qualifications contained in the text of such representation or warranty) would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on either (i) the Acquired Assets, taken as a whole, or (ii) in the case of the 70K, 10K or Sahasra Acquired Product lines, each considered as a separate product line, the use, manufacture or sale of such product line by or for Purchaser after the Closing Date.

(b) Seller’s Performance. Seller and its Subsidiaries shall have performed, satisfied and complied in all material respects with all covenants and agreements required by this Agreement to be performed, satisfied or complied with by Seller and its Subsidiaries at or before the Closing.

(c) Certification. Purchaser shall have received a certificate, dated the Closing Date, signed by the chief executive officer and chief financial officer of Seller certifying that the conditions specified in Sections 7.1(a) and 7.1(b) have been fulfilled. Such certificate shall constitute a representation and warranty of Seller under this Agreement.

(d) Consents to Assignment. All consents, approvals and waivers listed on Schedule 7.1(d) shall have been obtained by Seller and its Subsidiaries and delivered to Purchaser, and none of such consents, approvals or waivers shall be conditioned upon the giving of any consideration by Purchaser or any material change in the terms of any Assigned Contracts.

(e) Litigation. There shall be no (i) non-frivolous litigation, arbitration or proceeding pending (x) for the purpose of enjoining or preventing the consummation of this Agreement or claiming that the consummation of this Agreement is illegal or improper or (y) which alleges or claims infringement, misuse or misappropriation of the intellectual property rights of any Person by any Acquired Assets, or (ii) litigation, arbitration or proceeding pending which could reasonably be expected to materially adversely affect the right of Purchaser to own, enjoy, exploit or derive benefits from the Acquired Assets or conduct the Acquired Business, if and when the transactions contemplated by this Agreement are consummated, in the manner currently owned, enjoyed, exploited, derived or conducted.

(f) Governmental Action and Approvals. Purchaser shall have been furnished with evidence satisfactory to it of the timely consent or approval of, filing with or notice to, and the expiration of the waiting periods (including, without limitation, under the HSR Act) imposed by, each Governmental Body that is required in connection with the execution or delivery of this Agreement or the consummation of the transactions contemplated by this Agreement or Purchaser’s ownership or operation of the Business. There shall not be pending or threatened any action or proceeding (or investigation or other inquiry that might result in such action or proceeding) by any Governmental Body, nor shall there be in effect any judgment, decree or order of any Governmental Body, in either case, seeking to prohibit or limit Purchaser from exercising all material rights and privileges pertaining to its ownership or use of the Acquired Assets or its ownership or operation of the Acquired Business, or seeking to compel Purchaser to dispose of or hold separate all or any material portion of the Acquired Assets or the Acquired Business following the consummation of the transactions contemplated by this Agreement.

(g) Instruments of Transfer. Except as otherwise provided in the Transition Services Agreement, Purchaser shall have received instruments of transfer or conveyance (including, without limitation, bill of sale and assignments of intellectual property), each in form and substance reasonably satisfactory to Purchaser and signed by Seller, as Purchaser may reasonably request or as may be otherwise necessary to evidence and effect the sale, transfer, assignment, conveyance and delivery of the Acquired Assets to Purchaser and to put Purchaser in actual possession or control of the Acquired Assets at such time as Seller has received payment of the Purchase Price as contemplated by Section 2.7(a).

(h) Additional Agreements. Purchaser shall have received each of the following agreements, each signed by Seller:

(i) License Agreement, in the form attached to this Agreement as Exhibit B;

(ii) Transition Services Agreement pursuant to which Seller shall provide to Purchaser for a transition period certain engineering services, in such form as reasonably agreed upon by the parties (the “Transition Services Agreement”); and

(iii) Wafer Purchase Agreement pursuant to which Seller shall provide to Purchaser certain manufacturing services, in such form as reasonably agreed upon by the parties (the “Wafer Purchase Agreement”).

(i) Employees. Certain Business Employees shall have accepted and entered into written employment offers for employment with Purchaser from and after the Closing as provided in Schedule 7.1(i).

(j) Transfer of Tangible Property. Except as otherwise provided in the Transition Services Agreement, Seller shall have delivered, and shall have caused its Subsidiaries to have delivered, all Tangible Property (including, without limitation, all tangible embodiments of the Intellectual Property Assets and all of the other Acquired Assets and the Business Records) to Purchaser at such time and manner as mutually agreed upon prior to the Closing.

(k) Approval of Documentation. Seller shall have delivered, and shall have caused its Subsidiaries to have delivered, such other certificates, instruments, opinions and other documents as Purchaser may reasonably request to consummate the transactions contemplated by this Agreement and the Other Transaction Documents.

7.2 Conditions to Seller’s Obligation to Close. The obligations of Seller to sell and transfer the Acquired Assets and perform its obligations at the Closing are subject to the satisfaction, at or before the Closing, of all the conditions set forth in this Section 7.2. Purchaser shall use its reasonable best efforts to satisfy or cause to be satisfied each of such conditions. Seller may waive any or all of such conditions in whole or in part without prior notice. No such waiver of a condition shall, however, constitute a waiver by Seller of any of its other rights or remedies, at law or in equity, if Purchaser shall breach or be in default under any of its representations, warranties or covenants made under or pursuant to this Agreement.

(a) Accuracy of Representations and Warranties. All representations and warranties made pursuant to Article 4 shall have been true and correct as of the date of this Agreement,

and shall be true and correct as of the Closing Date as though made as of the Closing Date (except to the extent such representations or warranties specify an earlier date), except where the failure of such representations and warranties to be true or correct (without regard to any materiality qualifications contained therein) is not reasonably likely to have, individually or in the aggregate, a material adverse effect on Purchaser.

(b) Purchaser’s Performance. Purchaser shall have performed, satisfied and complied in all material respects with all covenants and agreements required by this Agreement to be performed, satisfied or complied with by Purchaser at or before the Closing.

(c) Certification. Seller shall have received a certificate, dated the Closing Date, signed by the chief executive officer and chief financial officer of Purchaser certifying that the conditions specified in Sections 7.2(a) and 7.2(b) have been fulfilled. Such certificate shall constitute a representation and warranty of Seller under this Agreement.

(d) Litigation. There shall be no non-frivolous litigation, arbitration or proceeding pending for the purpose of enjoining or preventing the consummation of this Agreement or claiming that the consummation of this Agreement is illegal or improper.

(e) Governmental Approvals. Seller shall have been furnished with evidence satisfactory to it of the timely consent or approval of, filing with or notice to, and the expiration of the waiting periods (including, without limitation, under the HSR Act) imposed by, each Governmental Agency that is required in connection with the execution or delivery of this Agreement or the consummation of the transactions contemplated by this Agreement.

(f) Shares. Seller shall have received the Shares contemplated by Section 2.7(a), representing that portion of the Purchase Price due and payable at the Closing.

(g) License Agreement. Seller shall have received the License Agreement, signed by Purchaser.

(h) Registration Rights Agreement. Seller shall have received the Registration Rights Agreement, signed by Purchaser, relating to the registration of the Shares.

(i) Approval of Documentation. Purchaser shall have delivered such other certificates, instruments, opinions and other documents as Seller may reasonably request to consummate the transactions contemplated by this Agreement and the Other Transaction Documents.

7.3 Contemporaneous Effectiveness. All acts and deliveries prescribed by this Article 7, regardless of chronological sequence, will be deemed to occur contemporaneously and simultaneously on the occurrence of the last act or delivery, and none of such acts or deliveries will be effective until the last of the same has occurred.

8. Indemnification; Infringement

8.1 Survival of Representations and Warranties

The representations and warranties of Purchaser and Seller contained in this Agreement shall survive the Closing for 18 months after the Closing Date, except for (a) the representations and warranties contained in Section 3.10, which shall survive for three years after the Closing Date, and (b)

the representations and warranties contained in Section 3.21, which shall survive indefinitely. Neither Seller nor Purchaser shall have any liability whatsoever with respect to any such representations or warranties after the pending period for such representation or warranty expires, except for claims then pending or previously asserted in writing by any party in accordance with the terms and conditions of this Agreement.

8.2 General Agreement to Indemnify

(a) Each party shall indemnify, defend and hold harmless the other party to this Agreement and each other Indemnified Party from and against any and all claims, actions, suits, proceedings, liabilities, obligations, losses, and damages, amounts paid in settlement, interest, costs and expenses (including, without limitation, reasonable attorney’s fees, court costs and other out-of-pocket expenses incurred in investigating, preparing or defending the foregoing) (collectively, “Losses”) incurred or suffered by any Indemnified Party to the extent that the Losses arise by reason of, or result from, in whole or in part, (i) the failure of any representation or warranty of such party contained in this Agreement to have been true in all material respects when made and as of the date of this Agreement and as of the Closing Date except as expressly provided otherwise in this Agreement or (ii) the material breach by such party of any covenant of such party contained in this Agreement to the extent not waived by the other party.

(b) Seller further agrees to indemnify, defend and hold harmless Purchaser and the other Indemnified Parties of Purchaser from and against any Losses incurred by Purchaser or such Indemnified Party arising out of, resulting from, or relating to:

(i) the Excluded Liabilities;

(ii) all termination, salary continuation or severance pay, benefits or any other liabilities payable by Seller and its Subsidiaries to any Business Employee by reason of such Business Employee’s termination of employment by Seller and its Subsidiaries on or before the Closing Date (other than as contemplated by Section 5.3(b));

(iii) all liability arising out of the operation of the Acquired Business by Seller and its Subsidiaries prior to the Closing Date;

(iv) all Losses to Lara, including its successors, or to Purchaser arising out of or relating to Purchaser’s acquisition or ownership of Lara, whenever arising, including, without limitation, any actual additional Tax liability incurred or suffered by Purchaser as a result of Purchaser’s acquisition or ownership of Lara (but only to the extent that such Losses would not have been incurred or suffered by Purchaser or any of its Affiliates had Purchaser purchased the Acquired Assets (other than the capital stock of Lara)); and

(v) all claims of Third Parties against Purchaser arising out of either (i) any litigation identified on Schedule 3.7(a) or (ii) unless documentation has been furnished that provides conclusive evidence, as mutually determined by the parties, that Purchaser has acquired ownership of such Intellectual Property Assets, Seller’s failure to deliver record title and ownership of the Intellectual Property Assets identified on Schedule 8.2(b)(v), free of Encumbrances.

(c) Purchaser further agrees to indemnify, defend and hold harmless Seller and the other Indemnified Parties of Seller from and against any Losses incurred by Seller or such Indemnified Party arising out of, resulting from, or relating to:

(i) the Assumed Liabilities; and

(ii) all liability arising out of Purchaser’s operation of the Acquired Business after the Closing (for which liability Seller is not obligated to indemnify Purchaser under this Agreement).

(d) Whether or not the Indemnifying Party chooses to defend or prosecute any Third-Party Claim or Infringement Claim, both parties to this Agreement shall cooperate in the defense or prosecution of such claim and shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith or as provided in Section 5.1.

(e) The parties’ indemnity obligations under this Agreement shall survive the Closing Date.

(f) For all purposes of this Agreement, any Losses of an Indemnified Party shall be net of (i) any insurance proceeds or other recoveries payable to the Indemnified Party or its affiliates in connection with, or otherwise attributable to, such Losses, and (ii) any Tax benefit realized by such Indemnified Party or its affiliates arising in connection with the accrual, incurrence or payment of any such Losses (including, without limitation, the value of any Tax benefit arising in subsequent taxable years).

8.3 General Procedures for Indemnification

(a) The Indemnified Party seeking indemnification under this Agreement shall promptly notify the Indemnifying Party of the assertion of any claim, or the commencement of any action, suit or proceeding by any Third Party or other matter in respect of which indemnity may be sought under this Agreement and will give the Indemnifying Party such information with respect to such claim, action, suit, proceeding or matter as the Indemnified Party has or the Indemnifying Party may reasonably request, but failure to give such notice shall not relieve the Indemnifying Party of any liability under this Agreement (except to the extent that the Indemnifying Party has suffered actual prejudice by such failure). The Indemnifying Party shall have the right, but not the obligation, exercisable by written notice to the Indemnified Party within 30 days of receipt of notice from the Indemnified Party of the commencement of or assertion of any claim, action, suit or proceeding by a Third Party in respect of which indemnity may be sought under this Agreement (a “Third-Party Claim”), to assume the defense and control the settlement of such Third-Party Claim.

(b) The Indemnifying Party or the Indemnified Party, as the case may be, shall have the right to participate in (but not control), at its own expense, the defense of any Third-Party Claim that the other is defending, as provided in this Agreement.

(c) The Indemnifying Party, if it has assumed the defense of any Third-Party Claim as provided in this Agreement, shall not consent to a settlement of, or the entry of any judgment arising from, any such Third-Party Claim without the Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld or delayed) unless such settlement or judgment relates solely to monetary damages. Notwithstanding the foregoing, the Indemnifying Party shall not, without the Indemnified Party’s prior written consent, enter into any compromise or settlement that (i) commits the Indemnified Party to take, or to forbear to take, any action or (ii) does not provide for a complete release with respect to such Third-Party Claim by such Third Party of the Indemnified Party. The Indemnified Party shall have the right to settle any Third-Party Claim involving damages for which the Indemnifying Party has not assumed the defense pursuant to this Section 8.3 with the written consent of the Indemnifying Party, which shall not be unreasonably withheld or delayed.

(d) If the Indemnifying Party fails to provide the Indemnified Party written notice that the Indemnifying Party shall assume the defense of a Third-Party claim or otherwise fails to vigorously prosecute the defense of a Third-Party Claim, the Indemnified Party shall be entitled to assume the defense of such Third-Party Claim and any Losses incurred by the Indemnified Party in connection therewith shall be promptly paid by the Indemnifying Party.

(e) Notwithstanding anything contained in the Agreement to the contrary, Seller shall assume the defense of any claims or demands with respect to Straddle Period Taxes and any Tax claims made against the Acquired Assets attributable to taxable periods (or portions thereof) commencing prior to the Closing Date (“Tax Claims”). Purchaser shall have the right to participate in the defense of any such Tax Claims at its own expense. Seller shall have the right to settle any Tax Claims, provided that such settlement does not adversely impact the Tax liability of Purchaser with respect to the Acquired Assets for periods (or portions thereof) commencing on or after the Closing Date.

(f) In the event of an intellectual property infringement claim subject to this Section 8.3, Seller and Purchaser will negotiate in good faith an appropriate joint defense agreement, and, pursuant to such agreement, each party shall provide the other with access to any infringement opinions or related documents concerning the subject matter of such claim.

8.4 [Reserved]

8.5 Right of Set-Off. In order to satisfy any indemnification obligations of Seller pursuant to this Article 8, Purchaser (and each of their respective directors, officers, employees, representatives and other Affiliates) shall have the right to recover Losses incurred or suffered by Purchaser by setting off the amount of any such Losses against any Purchase Price (whether payable in cash or Shares) otherwise due to Seller pursuant to Section 2.7(b). Solely for purposes of applying this Section 8.5, the amount of any such set-offs shall be determined as follows:

(a) if such set-off is against the Cash Payment, Purchaser may set-off on a dollar-for-dollar basis the aggregate amount of such Losses (to the extent not previously recovered by Purchaser); and

(b) if such set-off is against Shares issued pursuant to Section 2.7(b)(iii) or 2.7(b)(iv), Purchaser may withhold and not issue to Seller that number of Shares equal to the aggregate amount of such Losses (to the extent not previously recovered by Purchaser) divided by the Bonus Price, rounded up to the nearest whole share.

In the case of Third Party Claims brought but not resolved prior to the date that the Cash Payment or such additional Shares is to be paid or issued, Purchaser will have the right to set-off and withhold the total amount of any reserve or write-off recorded by Purchaser with respect to any Losses, which reserve or write-off has been reviewed and accepted by Purchaser’s firm of registered independent public accountants and included in a report which includes financial statements of Purchaser filed or to be filed by Purchaser with the SEC. Any such set-offs by Purchaser shall represent a reduction of the Purchase Price to the extent ultimately determined to be Losses. The parties agree that to the greatest extent possible, the payment of any indemnity in accordance with this Section 8.5 shall be treated as an adjustment to the Purchase Price paid by Purchaser under this Agreement for Tax purposes.

8.6 Dispute Resolution

(a) Prior to taking any formal legal action against each other, the parties shall first in good faith consult among appropriate officers of Purchaser and Seller, which consultation shall begin promptly after one party has delivered to the other a written request for consultation. At any time thereafter, either party may request in writing that the dispute be referred to appropriate senior executives of Purchaser and Seller. Within 10 Business Days after such request, the senior executives (and not their designees) shall meet as frequently as necessary, but in no event less than once a week, and attempt in good faith to resolve the dispute. If such senior executives cannot resolve the dispute, the Chief Executive Officers (and not their designees) shall meet and attempt in good faith to resolve the dispute. If the dispute, claim or controversy cannot be settled or resolved amicably between the parties, then either party may pursue any remedies available to it, whether at law or equity.

(b) Notwithstanding anything to the contrary in this Section 8.6, in the event of alleged violation or breach of this Agreement by a party (including, without limitation, unauthorized disclosure of Confidential Information), the other party may seek temporary injunctive relief from any court of competent jurisdiction. In no event shall any such temporary injunctive relief continue for more than 30 days.

(c) If any part of this Section 8.6 is held to be unenforceable, it shall be severed and shall not affect any other part of this Section 8.6.

8.7 Limitations on Indemnification Obligations

(a) Seller shall not be obligated to indemnify Purchaser for any Losses incurred by Purchaser or other Indemnified Parties of the Purchaser under Section 8.2 until the Losses for which Purchaser is entitled to indemnification under this Agreement exceed $150,000 in the aggregate, in which case, upon exceeding such threshold amount, Purchaser shall be entitled to recover all such Losses (including such initial threshold amount). Except as expressly provided in the next sentence of this Section 8.7(a), notwithstanding anything contained in this Agreement to the contrary, in no event shall Seller’s liability for Losses under Section 8.2(a) exceed, in the aggregate, $16,666,666.67; in no event shall Seller’s liability for Losses under Section 8.2(b) (other than Sections 8.2(b)(iv) and (b)(v)) exceed, in the aggregate, the Purchase Price; and in no event shall Purchaser’s liability for Losses under Section 8.2(c) exceed, in the aggregate, the Purchase Price. The provisions of this Section 8.7(a) shall not apply to either party’s indemnification obligations under this Agreement arising out of, relating to or resulting from fraud by such party.

(b) Notwithstanding anything contained in this Agreement to the contrary, the amount of an Indemnifying Party’s liability pursuant to this Section 8 shall be net of any insurance proceeds or other third party indemnity or contribution amounts actually recovered by an Indemnified Party. Each Indemnified Party shall use commercially reasonable efforts to collect any such insurance proceeds or other third party indemnity or contribution amounts recoverable by such Indemnified Party, and in the event any such amounts are collected after a claim for Losses has been paid by an Indemnifying Party, the Indemnified Party shall promptly reimburse such amounts to such Indemnifying Party.

(c) Notwithstanding anything to the contrary contained in this Agreement, no Indemnifying Party shall be liable to an Indemnified Party for any indirect, special, punitive, exemplary or consequential loss or damage (including any loss of opportunity or loss of value, revenue or profit) arising out of this Agreement; provided, however, that the foregoing shall not be construed to preclude recovery by an Indemnified Party in respect of any such Losses either (i) directly incurred as a result of a Third Party Claim or (ii) relating to or in connection with any Losses for which Purchaser is entitled to indemnification pursuant to Section 8.2(b)(iv) or 8.2(b)(v).

8.8 Sole and Exclusive Remedy. Following the Closing Date, except in the case of fraud, the indemnification provided in this Section 8 shall be the sole and exclusive remedy after the Closing Date for damages available to the parties to this Agreement for breach of any of the terms, conditions, representations, warranties or covenants contained in this Agreement, or any right, claim or action arising from the transactions contemplated by this Agreement; provided, however, that the parties may seek an injunction or injunctions to prevent a breach of, or specific performance to enforce specifically the provisions of, any covenant contained in this Agreement in any court of competent jurisdiction.

9. Termination

9.1 Right to Terminate. This Agreement may be terminated at any time prior to the Closing Date by written notice or agreement as follows:

(a) by mutual agreement of Seller and Purchaser;

(b) by either Purchaser or Seller if (i) there shall be a nonappealable order of a federal or state court in effect preventing consummation of the transactions contemplated by this Agreement or (ii) there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the transactions contemplated by this Agreement by any Governmental Body that would make consummation of such transactions illegal or improper;

(c) by Purchaser if Seller shall have breached any of its representations or warranties, or failed to perform or otherwise breached any of its covenants or other agreements, contained in this Agreement which breach or failure to perform would cause the conditions set forth in Section 7.1(a) or 7.1(b) to not be satisfied and is not cured or performed within 30 days after Seller’s receipt of Purchaser’s written notice of such breach or failure;

(d) by Seller if Purchaser shall have breached any of its representations or warranties, or failed to perform or otherwise breached any of its covenants or other agreements, contained in this Agreement which breach or failure to perform would cause the conditions set forth in Section 7.2(a) or 7.2(b) to not be satisfied and is not cured or performed within 30 days after Purchaser’s receipt of Seller’s written notice of such breach or failure; or

(e) by either Purchaser or Seller if (i) the parties have received a formal request for additional information or documentary material pursuant to 16 C.F.R. 803.20 under the HSR Act, or the competition law of any other jurisdiction and (ii) the Closing has not occurred on or before the date that is 150 days after the date of this Agreement; provided that a party to this Agreement may not terminate this Agreement pursuant to this Section 9.1(e) if the failure to close results primarily from such party’s breach of any representation, warranty or covenant of such party contained in this Agreement;

(f) by either Purchaser or Seller if (i) the parties have not received a formal request for additional information or documentary material pursuant to 16 C.F.R. 803.20 under the HSR Act, or the competition law of any other jurisdiction and (ii) the Closing has not occurred on or before the date that is 90 days after the date of this Agreement; provided that a party to this Agreement may not terminate this Agreement pursuant to this Section 9.1(f) if the failure to close results primarily from such party’s breach of any representation, warranty or covenant of such party contained in this Agreement; or

(g) by Seller if (i) the parties have received a formal request for additional information or documentary material pursuant to 16 C.F.R. 803.20 under the HSR Act, or the competition law of any other jurisdiction, and the waiting periods under the HSR Act or under such other competition law have not expired or been terminated and (ii) at least 90 days have passed since the date of this Agreement.

9.2 Effects of Termination. If any party terminates this Agreement pursuant to Section 9.1, all obligations of the parties under this Agreement will terminate; provided that the provisions of Article 10 will survive termination and remain in full force and effect in accordance with their terms. In the event of any such terminations, the parties to this Agreement will remain liable for any material breach of this Agreement occurring prior to the effective date of such termination.

10. Miscellaneous Provisions

10.1 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed to have been duly given upon receipt if (i) mailed by certified or registered mail, return receipt requested, (ii) sent by Federal Express or other express carrier, fee prepaid, (iii) sent via facsimile or electronic mail with receipt confirmed, or (iv) delivered personally, addressed as follows or to such other address or addresses of which the respective party shall have notified the other.

(a)	If to Seller, to:

Cypress Semiconductor Corporation

198 Champion Court

San Jose, CA 95134

Fax: 408.943.2796

Attn: Brad W. Buss, Chief Financial Officer

Email: bib@cypress.com

With a copy to:

Wilson Sonsini Goodrich & Rosati, Professional Corporation

650 Page Mill Road

Palo Alto, California 94304-1050

Fax:      650.493.6811

Attn:     Matthew W. Sonsini

             Adit Khorana

Email:   msonsini@wsgr.com

(b)	If to Purchaser:

NetLogic Microsystems, Inc.

1875 Charleston Road

Mountain View, CA 94043

Fax:        650.961.1092

Attn:       Ronald Jankov

               Roland Cortes

Email:    rjankov@netlogicmicro.com

               rcortes@netlogicmicro.com

With a copy to:

Bingham McCutchen LLP

1900 University Avenue

East Palo Alto, California 94303-2223

Fax:        650.849.4800

Attn:      Alan B. Kalin

Email:    alan.kalin@bingham.com

10.2 Expenses. Except as otherwise provided in this Agreement, each party to this Agreement will bear all the fees, costs and expenses that are incurred by it in connection with the transactions contemplated by this Agreement, whether or not such transactions are consummated.

10.3 Entire Agreement; Amendment; Waiver. The agreement of the parties, which is comprised of this Agreement, the Schedules and Exhibits to this Agreement and the documents referred to in this Agreement, sets forth the entire agreement and understanding between the parties and supersedes any prior oral or written agreements or Contract relating to the subject matter of this Agreement (including, without limitation, that certain letter of intent, dated January 5, 2006, from Purchaser to Seller). This Agreement may be amended or modified only by a written instrument signed by the parties. The party benefited by any condition or obligation may waive the same, but such waiver shall not be enforceable by the other party unless made by written instrument signed by the waiving party.

10.4 Assignment; Binding Effect; Severability. This Agreement may not be assigned by either party to this Agreement without the other party’s written consent. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the permitted successors, legal representatives and permitted assigns of each party to this Agreement. The provisions of this Agreement are severable, and in the event that any one or more provisions are deemed illegal or unenforceable the remaining provisions shall remain in full force and effect unless the deletion of such provision shall cause this Agreement to become materially adverse to either party, in which event the parties shall use best efforts to arrive at an accommodation that best preserves for the parties the benefits and obligations of the offending provision.

10.5 Governing Law; Forum. This Agreement shall be governed by and construed and enforced in accordance with the applicable laws of the state of California without regard to any principles governing conflicts of laws. Except as provided otherwise in Section 8.6, any dispute which arises with respect to any part of this Agreement shall be prosecuted in a court of competent jurisdiction situated in Santa Clara County, California.

10.6 Public Announcement. Neither Seller or any of its Subsidiaries nor Purchaser shall, without the approval of the other party, make any press release or other public announcement concerning any terms of the transactions contemplated by this Agreement or any Other Transaction Document, except as and to the extent that any such party shall be so obligated by law, in which case the other party shall be advised and the parties shall use their reasonable best efforts to cause a mutually agreeable release or announcement to be issued; provided, however, that the foregoing shall not preclude communications or disclosures necessary to (a) implement the provisions of this Agreement or (b) comply with accounting and SEC disclosure obligations, if any.

10.7 No Third-Party Beneficiaries. Except as expressly provided by this Agreement, nothing in this Agreement, express or implied, is intended to or shall (a) confer on any Person other than the parties to this Agreement and their respective permitted successors or assigns any rights (including, without limitation, third party beneficiary rights), remedies, obligations or liabilities under or by reason of this Agreement or (b) constitute the parties to this Agreement as partners or as participants in a joint venture. Except as expressly provided by this Agreement, this Agreement shall not provide Third Parties with any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to the terms of this Agreement.

10.8 Execution in Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if the signatures to such counterparts were on one instrument. Delivery of signatures by electronic facsimile or other means of electronic transmission will be evidence of execution and delivery of such signatures.

IN WITNESS WHEREOF, each of Purchaser and Seller has caused this Agreement for the Purchase and Sale of Assets to be duly executed on its behalf by its duly authorized officer as of the date first written above.

CYPRESS SEMICONDUCTOR CORPORATION		NETLOGIC MICROSYSTEMS

By:	/s/ T.J. Rodgers	By:	/s/ Ron Jankov
Name:	T.J. Rodgers	Name:	Ron Jankov
Title:	President and Chief Executive Officer	Title:	President and Chief Executive Officer

EXECUTION COPY

EXHIBIT A

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is made and entered into as of February 15, 2006, by and between NETLOGIC MICROSYSTEMS, INC., a Delaware corporation (the “Company”), and CYPRESS SEMICONDUCTOR CORPORATION, a Delaware corporation (“Stockholder”).

RECITAL

A. This Agreement is made pursuant to that certain Agreement for the Purchase and Sale of Assets, dated as of January 25, 2006 and amended as of February 15, 2006, between the Company and Stockholder (the “Purchase Agreement”).

NOW THEREFORE, in consideration of the mutual agreements and covenants herein contained and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1. Definitions. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Purchase Agreement. As used in this Agreement, the following terms shall have the following meanings:

“Advice” shall have the meaning set forth in Section 8(c).

“Effectiveness Date” means, with respect to the Registration Statement required to be filed hereunder, the third trading day following the date on which the Company is notified by the SEC that the Registration Statement will not be reviewed or is no longer subject to further review and comments.

“Effectiveness Period” shall have the meaning set forth in Section 2.

“Filing Date” means, with respect to the Registration Statement required to be filed hereunder, the 15th calendar day following the Closing Date.

“Indemnified Party” means any Person against whom a Proceeding is brought or asserted who is entitled to indemnity under Section 7 of this Agreement.

“Indemnifying Party” means any Person from whom indemnity is sought under Section 7 of this Agreement.

“Proceeding” means an action, claim, suit, investigation or proceeding (including, without limitation, an investigation or partial proceeding, such as a deposition), whether commenced or threatened.

“Prospectus” means the prospectus included in the Registration Statement (including, without limitation, a prospectus that includes any information previously omitted from a prospectus filed as part of an effective registration statement in reliance upon Rule 430A or 430B), as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Registrable Securities covered by the Registration Statement, and all other amendments and supplements to the Prospectus, including post-effective amendments, and all material incorporated by reference or deemed to be incorporated by reference in such Prospectus.

“Registrable Securities” means all of the Shares, together with any shares of Common Stock issued or issuable upon any stock split, dividend or other distribution, recapitalization or similar event with respect to the Shares.

“Registration Statement” means the registration statements required to be filed hereunder, including (in each case) the Prospectus, amendments and supplements to the registration statement or Prospectus, including pre- and post-effective amendments, all exhibits thereto, and all material incorporated by reference or deemed to be incorporated by reference in the registration statement.

“Rule” means, unless otherwise specified, such Rule as promulgated by the SEC pursuant to the Securities Act and as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC having substantially the same purpose and effect as such Rule.

“Shares” means all shares of Common Stock issued or issuable pursuant to Section 2.7(a) or 2.7(b) of the Purchase Agreement.

2. Registration. On or prior to the Filing Date, the Company shall prepare and file with the SEC the Registration Statement covering the resale of all of the Registrable Securities for an offering to be made on a continuous basis pursuant to Rule 415. The Registration Statement required hereunder shall be on Form S-3 (except if the Company is not then eligible to register for resale the Registrable Securities on Form S-3, in which case the Registration shall be on another appropriate form in accordance herewith). Subject to the terms of this Agreement, the Company shall use its reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as possible after the filing thereof, but in no event later than the Effectiveness Date, and shall use its reasonable best efforts to keep the Registration Statement continuously effective under the Securities Act until the date when all Registrable Securities covered by the Registration Statement have been sold or may be sold without volume restrictions pursuant to Rule 144(k) as determined by the counsel to the Company pursuant to a written opinion letter to such effect, addressed and acceptable to the Company’s transfer agent and Stockholder (the “Effectiveness Period”).

3. Company Registrations. If (but without any obligation to do so) the Company proposes to register for resale under the Securities Act any shares of its Common Stock or other securities that are held by current stockholders of the Company as of the date of this Agreement (other than a registration relating solely to the sale of securities of participants in an equity incentive plan of the Company, a registration relating to a corporate reorganization or other transaction under Rule 145, or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered), the Company shall, at such time, promptly give Stockholder written notice of such proposed registration. Upon the written request of Stockholder given within 20 days after mailing of such notice by the Company, the Company shall use its reasonable best efforts to cause to be registered under the Securities Act all of the Registrable Securities that Stockholder requests to be registered; provided that the total number of shares to be registered (including the Registrable Securities) shall be apportioned pro rata among all selling stockholders based on the total number of shares of Common Stock (on an as-converted basis)

2

beneficially owned by such stockholders with respect to which they are entitled to exercise registration rights in connection with such proposed registration. Subject to the foregoing, the Company shall use its reasonable best efforts to prepare and file with the SEC a registration statement covering the resale of all securities so requested to be registered. Notwithstanding the foregoing, the Company shall have the right to terminate or withdraw any such proposed registration prior to the effectiveness of such proposed registration whether or not Stockholder has elected to include Registrable Securities in such proposed registration.

4. Registration Procedures. In connection with the Company’s registration obligations hereunder, and for as long as Stockholder owns any Shares subject to the Registration Statement that cannot be sold by Stockholder pursuant to Rule 144(k), the Company shall:

(a) A reasonable time prior to the filing of a Registration Statement or any related Prospectus or any amendment or supplement thereto or any related correspondence, (i) furnish to Stockholder and its counsel copies of all such documents proposed to be filed (including documents incorporated or deemed incorporated by reference to the extent requested by Stockholder), and (ii) cause its officers and counsel to respond to such inquiries and discuss such documents and make such changes with respect to the description of Stockholder and the proposed plan of distribution as Stockholder shall reasonably request and as shall be necessary, in the reasonable opinion of counsel, to conduct a reasonable investigation within the meaning of the Securities Act;

(b) (i) Prepare and file with the SEC such amendments, including post-effective amendments, to the Registration Statement and the Prospectus used in connection therewith as may be necessary to keep the Registration Statement continuously effective as to the applicable Registrable Securities for the Effectiveness Period and prepare and file with the SEC such additional Registration Statements in order to register for resale under the Securities Act all of the Registrable Securities (including an additional Registration Statement, if necessary, with respect to any additional Shares issued after the Closing Date pursuant to the Purchase Agreement, which Registration Statement shall be filed with 15 days of the delivery of such additional Shares); (ii) cause the related Prospectus to be amended or supplemented by any required Prospectus supplement, and as so supplemented or amended to be filed pursuant to Rule 424; (iii) respond as promptly as reasonably possible to any comments received from the SEC with respect to the Registration Statement or any amendment thereto and, as promptly as reasonably possible, upon request, provide Stockholder true and complete copies of all correspondence from and to the SEC relating to the Registration Statement; and (iv) comply in all material respects with the provisions of the Securities Act and the Exchange Act and other applicable laws with respect to the disposition of all Registrable Securities covered by the Registration Statement during the applicable period in accordance with the intended methods of disposition by Stockholder thereof set forth in the Registration Statement as so amended or in such Prospectus as so supplemented;

(c) Notify Stockholder as promptly as reasonably possible: (i)(A) when a Prospectus or any Prospectus supplement or post-effective amendment to the Registration Statement is proposed to be filed, (B) when the SEC notifies the Company whether there will be a “review” of the Registration Statement and whenever the SEC comments in writing on the Registration Statement (the Company shall promptly provide true and complete copies thereof and all written responses thereto to Stockholder), and (C) with respect to the Registration Statement or any post-effective amendment, when the same has become effective; (ii) of any request by the SEC or any other federal or state Governmental Body during the Effectiveness Period of the Registration Statement for amendments or supplements to the Registration Statement or Prospectus or for additional information; (iii) of the

3

issuance by the SEC or any other federal or state Governmental Body of any stop order suspending the effectiveness of the Registration Statement covering any or all of the Registrable Securities or the initiation of any Proceedings for that purpose; and (iv) of the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction, or the initiation or threatening of any Proceeding for such purpose;

(d) Notify Stockholder as promptly as reasonably possible when the Company becomes aware of the happening of any event as a result of which the applicable Registration Statement or Prospectus (as then in effect) contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein (in the case of the Prospectus and any preliminary Prospectus, in light of the circumstances under which they were made) not misleading or, if for any other reason it shall be necessary to amend or supplement such Registration Statement or Prospectus in order to comply with the Securities Act and, in either case as promptly as reasonably practicable thereafter, prepare and file with the SEC an amendment or supplement to such Registration Statement or Prospectus which will correct such statement or omission or effect such compliance;

(e) Use reasonable best efforts to avoid the issuance of, or, if issued, obtain the withdrawal of, (i) any order suspending the effectiveness of the Registration Statement or (ii) any suspension of the qualification (or exemption from qualification) of any of the Registrable Securities for sale in any jurisdiction, at the earliest practicable moment;

(f) Furnish to Stockholder, without charge, at least one conformed copy of the Registration Statement and each amendment thereto promptly after the filing of such documents with the SEC;

(g) Promptly deliver to Stockholder, without charge, as many copies of the Prospectus or Prospectuses (including each form of prospectus) and each amendment or supplement thereto as Stockholder may reasonably request in connection with resales by Stockholder of Registrable Securities. Subject to the terms of this Agreement, the Company hereby consents to the use of such Prospectus and each amendment or supplement thereto by Stockholder in connection with the offering and sale of the Registrable Securities covered by such Prospectus and any amendment or supplement thereto, except after the giving of any notice pursuant to Section 4(c);

(h) Prior to any resale of Registrable Securities by Stockholder, use its reasonable best efforts to register or qualify and cooperate with Stockholder in connection with the registration or qualification (or exemption from the registration or qualification) of such Registrable Securities for the resale by Stockholder under the securities or Blue Sky laws of such jurisdictions within the United States as Stockholder reasonably requests in writing, to keep each such registration or qualification (or exemption therefrom) effective during the Effectiveness Period and to do any and all other acts or things reasonably necessary to enable the disposition in such jurisdictions of the Registrable Securities covered by the Registration Statement; provided that the Company shall not be required to qualify generally to do business in any jurisdiction where it is not then so qualified, subject the Company to any material tax in any such jurisdiction where it is not then so subject or file a general consent to service of process in any such jurisdiction;

(i) Cooperate with Stockholder to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be delivered to a transferee pursuant to the

4

Registration Statement, which certificates shall be free, to the extent permitted by this Agreement, the Purchase Agreement and applicable securities laws, of all restrictive legends, and to enable such Registrable Securities to be in such denominations and registered in such names as any Stockholder may request;

(j) If (i) in the good faith judgment of the Board of Directors of the Company, upon the happening of an event that renders it advisable to suspend use of the Prospectus, because use of the Prospectus would (1) materially interfere with a significant acquisition, corporate reorganization, or other similar transaction involving the Company; (2) require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential; or (3) render the Company unable to comply with requirements under the Securities Act or the Exchange Act, and the Board of Directors of the Company concludes, as a result, that it is in the best interests of the Company to suspend use of the Prospectus at such time, and (ii) the Company shall promptly furnish to such Stockholders a certificate signed by the President and General Counsel, if any, of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be materially detrimental to the Company for the Prospectus to be used and that it is, therefore, in the best interests of the Company to suspend use of the Prospectus (which certificate will not disclose the content of any material non-public information and will indicate the date of the beginning and end of the intended suspension, if known), then the Company shall have the right to suspend use of the prospectus for not greater than thirty (30) consecutive days and not more than twice in any twelve (12) month period of time, in which case each Stockholder shall discontinue disposition of Registrable Securities covered by the Registration Statement or Prospectus until copies of a supplemented or amended Prospectus are distributed to Stockholder or until receipt by Stockholder of the Advice contemplated in Section 8(c). The suspension and certificate thereof described in this Section 4(j) shall be held in strictest confidence and not disclosed by the Stockholders;

(k) Comply with all applicable rules and regulations of the SEC, each securities exchange on which securities issued by the Company are then listed and other applicable laws, rules and regulations;

(l) Cause all Registrable Securities registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed; and

(m) Require Stockholder to furnish to the Company a certified statement as to the number of shares of Common Stock beneficially owned by Stockholder and to identify the Person(s) having voting and/or dispositive control over such shares.

5. Registration Expenses. The Company agrees to pay the fees and expenses of the registration of the Shares, including: (i) all registration and filing fees (including, without limitation, fees and expenses (A) with respect to filings required to be made with the Nasdaq National Market or securities exchange on which the Common Stock is then listed for trading and (B) in compliance with applicable state securities or Blue Sky laws), (ii) printing expenses (including, without limitation, expenses of printing certificates for Registrable Securities and of printing Prospectuses if the printing of Prospectuses is reasonably requested by Stockholder), (iii) messenger, telephone and delivery expenses, (iv) fees and disbursements of counsel for the Company and the Company’s independent accountants, and (v) fees and expenses of all other Persons retained by the Company in connection with the consummation of the transactions contemplated by this Agreement. In addition, the Company shall be responsible for all of its internal expenses incurred in connection with the

5

consummation of the transactions contemplated by this Agreement (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any annual audit and the fees and expenses incurred in connection with the listing of the Registrable Securities on any securities exchange as required hereunder. In no event shall the Company be responsible for any taxes, broker or similar commissions or any legal fees or other costs of Stockholder.

6. Reports to Stockholder Under Securities Exchange Act of 1934. With a view to making available to Stockholder the benefits of Rule 144 promulgated under the Securities Act and any other rule or regulation of the SEC that may at any time permit Stockholder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to:

(a) Make and keep public information available, as those terms are understood and defined in Rule 144, so long as the Company remains subject to the periodic reporting requirements under Section 13 or 15(d) of the Exchange Act;

(b) Take such action as is necessary to enable Stockholder to utilize Form S-3 for the resale of its Registrable Securities;

(c) File with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and

(d) furnish to Stockholder forthwith within five (5) business days of receipt of a request by Stockholder (i) a written statement by the Company that it has complied with the reporting requirements of the Securities Act and the Exchange Act, or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time that it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and (iii) such other information as may be reasonably requested in availing Stockholder of any rule or regulation of the SEC which permits the selling of any such securities pursuant to Form S-3.

7. Indemnification.

(a) Indemnification by the Company. Notwithstanding any termination of this Agreement, the Company shall indemnify, defend and hold harmless Stockholder, its officers, directors, agents and employees, each Person who controls Stockholder (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) and the officers, directors, agents and employees of each such controlling Person, to the fullest extent permitted by applicable law, from and against any and all Losses, as incurred, arising out of or relating to any untrue or alleged untrue statement of a material fact contained in the Registration Statement, any Prospectus or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any Prospectus or form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading; provided, however, that the Company shall not be liable in any such case to the extent that such Loss arises out of or is based upon (i) any untrue statements or omissions based upon information regarding Stockholder furnished in writing to the Company by Stockholder expressly for use therein, or to the extent that such information relates to Stockholder or Stockholder’s proposed method of distribution of Registrable Securities and was reviewed and expressly approved in writing

6

by Stockholder expressly for use in the Registration Statement, such Prospectus or such form of prospectus or in any amendment or supplement thereto or (ii) in the case of an occurrence of an event of the type specified in Sections 4(c)(ii) through 4(c)(iv) and 4(j), the use by Stockholder of an outdated, defective or suspended Prospectus after the Company has notified Stockholder in writing that the Prospectus is outdated, defective or suspended and prior to the receipt by Stockholder of the Advice contemplated in Section 8(c).

(b) Indemnification by Stockholder. Stockholder shall indemnify, defend and hold harmless the Company, its directors, officers, agents and employees, each Person who controls the Company (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, agents or employees of such controlling Persons, to the fullest extent permitted by applicable law, from and against all Losses, as incurred, to the extent arising out of or based solely upon: (i) Stockholder’s failure to comply with the prospectus delivery requirements of the Securities Act or (ii) any untrue or alleged untrue statement of a material fact contained in any Registration Statement, any Prospectus, or any form of prospectus, or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading to the extent, but only to the extent, that such Loss arises out of or is based upon (x) any untrue statements or omissions based upon information regarding Stockholder furnished in writing to the Company by Stockholder expressly for use therein or to the extent that such information relates to Stockholder or Stockholder’s proposed method of distribution of Registrable Securities and was reviewed and expressly approved in writing by Stockholder expressly for use in the Registration Statement, such Prospectus or such form of prospectus or in any amendment or supplement thereto or (y) in the case of an occurrence of an event of the type specified in Sections 4(c)(ii) through 4(c)(iv) or 4(j), the use by Stockholder of an outdated, defective or suspended Prospectus after the Company has notified Stockholder in writing that the Prospectus is outdated, defective or suspended and prior to the receipt by Stockholder of the Advice contemplated in Section 8(c). In no event shall the liability of Stockholder hereunder be greater in amount than the dollar amount of the net proceeds received by Stockholder upon the sale of the Registrable Securities giving rise to such indemnification obligation, except in the case of fraud by Stockholder.

(c) Procedure.

(i) Each Indemnified Party shall give notice to the Indemnifying Party promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought and shall permit the Indemnifying Party to assume the defense of any such claim and any litigation resulting therefrom, provided that counsel for the Indemnifying Party who conducts the defense of such claim or any litigation resulting therefrom shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld), and the Indemnified Party may participate in such defense at such party’s expense, and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 7 unless and only to the extent that the Indemnifying Party is materially prejudiced thereby. Notwithstanding the foregoing sentence, the Indemnified Party may retain its own counsel to conduct the defense of any such claim or litigation, and shall be entitled to be reimbursed by the Indemnifying Party for expenses incurred by the Indemnified Party in defense of such claim or litigation, in the event that the Indemnifying Party does not assume the defense of such claim or litigation within 60 days after the Indemnifying Party receives notice thereof from the Indemnified Party. Further, any Indemnifying Party shall be liable for amounts paid in settlement of any such claim or obligation only if the Indemnifying Party consents in writing to such settlement

7

(which consent shall not be unreasonably withheld). No Indemnifying Party, in the defense of any such claim or litigation, shall (except with the consent of each Indemnified Party) consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. Each Indemnified Party shall furnish such information regarding itself or the claim in question as an Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with the defense of such claim and litigation resulting therefrom.

(d) Contribution.

(i) If a claim for indemnification under Section 7(a) or 7(b) is unavailable to an Indemnified Party (by reason of public policy or otherwise), then each Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Losses, in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and Indemnified Party in connection with the actions, statements or omissions that resulted in such Losses as well as any other relevant equitable considerations. The relative fault of such Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission of a material fact, has been taken or made by, or relates to information supplied by, such Indemnifying Party or Indemnified Party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action, statement or omission. The amount paid or payable by a party as a result of any Losses shall be deemed to include, subject to the limitations set forth in this Agreement, any reasonable attorneys’ or other reasonable fees or expenses incurred by such party in connection with any Proceeding to the extent such party would have been indemnified for such fees or expenses if the indemnification provided for in this Section 7 was available to such party in accordance with its terms.

(ii) The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 7(d) were determined by pro rata allocation or by any other method of allocation that does not take into account the equitable considerations referred to in Section 7(d)(i). Notwithstanding the provisions of this Section 7(d), Stockholder shall not be required to contribute, in the aggregate, any amount in excess of the amount by which the net proceeds actually received by Stockholder from the sale of the Registrable Securities exceeds the amount of any damages that Stockholder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission, except in the case of fraud by Stockholder.

8. Miscellaneous.

(a) Remedies. In the event of a breach by the Company or by Stockholder of any of their obligations under this Agreement, Stockholder or the Company, as the case may be, in addition to being entitled to exercise all rights granted by law and under this Agreement, including recovery of damages, will be entitled to specific performance of its rights under this Agreement. The Company and Stockholder agree that monetary damages would not provide adequate compensation for any losses incurred by reason of a breach by it of any of the provisions of this Agreement. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

8

(b) Compliance. Stockholder covenants and agrees that it will comply with the prospectus delivery requirements of the Securities Act as applicable to it in connection with sales of Registrable Securities pursuant to the Registration Statement.

(c) Discontinued Disposition. Stockholder agrees by its acquisition of such Registrable Securities that, upon receipt of written notice from the Company of the occurrence of any event of the kind described in Section 4(c)(iii), 4(c)(iv) or 4(d), then the Company shall deliver a certificate in writing signed by the President and General Counsel, if any, of the Company to Stockholder (the “Suspension Notice”) to the effect of the foregoing (which notice will not disclose the content of any material non-public information and will indicate the date of the beginning and end of the intended suspension, if known), then the Company shall have the right to suspend use of the Prospectus and, upon receipt of such Suspension Notice, Stockholder will refrain from selling any Registrable Securities pursuant to the Registration Statement (a “Suspension”) until Stockholder’s receipt of copies of a supplemented or amended Prospectus prepared and filed by the Company, or until it is advised in writing by the Company that the current Prospectus may be used, and has received copies of any additional or supplemental filings that are incorporated or deemed incorporated by reference in any such Prospectus (the “Advice”); provided that in the event of any such Suspension, the Company will as promptly as reasonably practicable cause the use of the prospectus so suspended to be resumed as soon as possible and, if necessary, prepare and file with the SEC an amendment or supplement to the Registration Statement or Prospectus to correct any such untrue statement of material fact or omission. The Suspension and Suspension Notice described in this Section 8(c) shall be held in strictest confidence and not disclosed by Stockholder. The Company agrees that, in the event of any Suspension under this Section 8(c), if Stockholder is not then able to sell all of its remaining Shares pursuant to Rule 144 within a ninety (90) day period, the Company shall, prior to the expiration of the applicable suspension period, update the suspended Registration Statement as may be necessary to permit Stockholder to resume use thereof in connection with the offer and sale of their Registrable Securities in accordance with applicable law.

(d) Additional Provisions. Sales of the Shares are subject to the provisions of Section 5.11(b) of the Purchase Agreement. The provisions of Section 8.5 of the Purchase Agreement and Article 10 of the Purchase Agreement are hereby incorporated by reference into this Agreement, and shall apply to the Company and Stockholder as if set forth in this Agreement in their entirety.

9

IN WITNESS WHEREOF, the parties have executed this Registration Rights Agreement as of the date first written above.

NETLOGIC MICROSYSTEMS, INC.

By:	/s/ Ron Jankov
Name:	Ron Jankov
Title:	President and Chief Executive Officer

CYPRESS SEMICONDUCTOR CORPORATION

By:	/s/ Brad W. Buss
Name:	Brad W. Buss
Title:	Chief Financial Officer

10

Execution Copy

EXHIBIT B

INTELLECTUAL PROPERTY CROSS LICENSE AGREEMENT

THIS INTELLECTUAL PROPERTY CROSS LICENSE AGREEMENT (this “License Agreement”) dated as of February 15, 2006 (the “Closing Date”), is made and entered into by and between NETLOGIC MICROSYSTEMS, INC., a Delaware corporation, and each Subsidiary of Purchaser (collectively, “Purchaser”), and CYPRESS SEMICONDUCTOR CORPORATION, a Delaware corporation, and each Subsidiary of Seller (other than SunPower Corporation) (collectively, “Seller”) (Purchaser and Seller are each a “Party”, and together, the “Parties”). Capitalized terms used in this License Agreement which are not otherwise defined herein shall have the meanings ascribed to them in the Purchase Agreement (as defined below).

RECITALS

A. Seller has been engaged in, among other activities, operating the NSE Business;

B. The Parties have entered into that certain Agreement for the Purchase and Sale of Assets, dated as of January 25, 2006 and amended as of February 15, 2006, to which this License Agreement is attached as Exhibit B (the “Purchase Agreement”). Pursuant to the Purchase Agreement, among other things, at the Closing Seller is transferring to Purchaser certain intellectual property rights as described therein;

C. In connection with the Closing, Purchaser desires to obtain from Seller a non-exclusive license to certain intellectual property rights included in Seller’s non-NSE Business and Excluded Assets, for use in connection with the Acquired Business, Acquired Assets and Acquired Products; and

D. In connection with the Closing, Seller desires to obtain from Purchaser a non-exclusive license back under certain of the Intellectual Property Assets for use in connection with Seller’s non-NSE Business and Retained Products bearing trademarks owned or controlled by Seller, in Seller’s Field of Use; all on the terms and conditions set forth herein.

AGREEMENT

The Parties to this License Agreement, intending to be legally bound, hereby agree as follows:

1. CERTAIN DEFINITIONS

1.1 “Grant-Back IP” shall mean all Intellectual Property Assets described in Section 2.1(a) of the Purchase Agreement, in each case, including, without limitation, those items described on Schedule 2.1(a) of the Purchase Agreement, excluding however, the Sahasra Technology or any trademarks, service marks, trade names, brand names, domain names, logos, trade dress and other source indicators or any elements thereof or any statutory or common law rights relating thereto or derivations thereof or any goodwill associated herewith.

1

1.2 “Improvement” shall mean any improvement, modification, alteration, enhancement, integration, new version, translation or adaptation, in any form, medium or format whatsoever, that is derived in any manner, directly or indirectly, from a preexisting product or work or any part or aspect thereof, including any work that would be deemed to be a derivative work under applicable copyright law.

1.3 “Intellectual Property Rights” shall mean all of the intellectual property rights world-wide of the types described in Section 2.1(a) of the Purchase Agreement.

1.4 “Purchaser Field of Use” shall mean the continuation and development of the Acquired Business associated with all or any portion of the Acquired Assets and/or the Acquired Products, including all Improvements to the Acquired Products.

1.5 “Retained IP” shall mean all Intellectual Property Rights of Seller, whether now existing or hereafter arising, that relate to Seller’s non-NSE Business or Retained Products insofar as such Intellectual Property Rights are used in the Acquired Business and/or the manufacture, use, importation, offer for sale, sale, reproduction, distribution, modification, adaptation, display or performance of the Acquired Products or Improvements thereto. The Retained IP shall include applicable Intellectual Property Rights of Third Parties solely to the extent (and for so long) as Seller is entitled to grant the license granted hereunder with respect to such Intellectual Property Rights without payment or performance of any additional consideration to the applicable Third Party licensor.

1.6 “Seller Field of Use” shall mean Seller’s non-NSE Business, including the Retained Products and all Improvements thereto, all bearing trademarks owned or controlled by Seller, but excluding the Acquired Business, Acquired Products or products with like functionality as product lines that Purchaser is selling or has announced as of the Closing.

2. LICENSE GRANTS

2.1 License to Purchaser. Seller hereby grants to Purchaser a perpetual, non-exclusive, worldwide, fully paid, royalty-free license under the Retained IP to make, have made, use, import, offer for sale, sell, lease, export, copy, modify, adapt, distribute (directly or indirectly), display and perform the Acquired Products, including all Improvements thereto, within the Purchaser Field of Use. Solely in conjunction with any license, directly or indirectly, by Purchaser of any Intellectual Property Assets to a licensee for its manufacture, use, importation, offer for sale, sale, reproduction, distribution, modification, adaptation, display or performance of an Acquired Product(s) or Improvement thereto, Purchaser may sublicense some or all of its rights under the Retained IP or this License Agreement to such licensee, without accounting to or the payment of any royalties or other consideration to Seller. Any such sublicense must be limited to licensee’s manufacture, use, importation, offer for sale, sale, reproduction, distribution, modification, adaptation, display or performance of an Acquired Product(s) or Improvement thereto, and such licensee shall not be granted a right to further sublicense the rights under the Retained IP or this License Agreement.

2.2 License Back to Seller. Purchaser hereby grants to Seller a perpetual, non-exclusive, worldwide, fully paid, royalty-free license under the Grant-Back IP to make, have

2

made, use, import, offer for sale, sell, lease, export, copy, modify, adapt, distribute (directly or indirectly), display and perform any of Seller’s Retained Products, including all Improvements thereto, all of which shall bear trademarks owned or controlled by Seller, within the Seller Field of Use.

2.3 Retention of Rights. Except for the licenses expressly granted above, each Party reserves all rights in its respective Intellectual Property Rights.

2.4 No Fees or Payments. The Parties acknowledge and agree that no royalties, fees or other payments are required in connection with this License Agreement or the licenses granted under this Section 2. The Parties acknowledge and agree that each Party has entered into this License Agreement in consideration of the mutual promises made hereunder and under the Purchase Agreement.

3. REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties. Each party represents and warrants to the other party that such party has sufficient rights to grant the licenses such party has granted herein. The grant of the license by each party (as “licensor”) as set forth in Section 2 of this License Agreement and the exercise by the other party of its rights under this License Agreement shall not conflict with the rights of any Third Party under any agreement to which the licensor is a party.

3.2 Disclaimer. EXCEPT AS EXPRESSLY PROVIDED IN THIS LICENSE AGREEMENT OR THE PURCHASE AGREEMENT, NEITHER PARTY MAKES ANY WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE OR NON-INFRINGEMENT OF THIRD-PARTY RIGHTS IN CONNECTION WITH THIS LICENSE AGREEMENT.

4. TERM

This License Agreement shall be effective upon the Closing Date and shall continue in perpetuity in accordance with its terms and conditions.

5. CONFIDENTIALITY

5.1. Confidential Information. “Confidential Information”, as defined in the Purchase Agreement, shall also include all such confidential information transferred under this License Agreement, provided that no information regarding the Retained Products shall be considered Purchaser’s Confidential Information and no information regarding the Acquired Assets or Acquired Products shall be considered Seller’s Confidential Information.

5.2. Restrictions. Except as expressly authorized in writing by the other Party, neither Seller nor Purchaser shall disclose to any Person or use any Confidential Information of the other Party except as reasonably necessary to exercise its rights and perform its obligations hereunder. Neither Seller nor Purchaser shall disclose any Confidential Information of the other Party to any Person that has not agreed in writing to keep such information confidential. Any

3

reproduction or copy of Confidential Information shall carry the same proprietary and/or confidential notices and legends that appear on the original. Notwithstanding anything to the contrary in this License Agreement, all Confidential Information shall be subject to the provisions of Section 6.3 of the Purchase Agreement, which provisions are incorporated by reference into this License Agreement.

6. MISCELLANEOUS

6.1 Notices. Any notice or other communication required or permitted to be delivered to either Party under this License Agreement shall be delivered pursuant to and in accordance with the provisions of Section 10.1 of the Purchase Agreement, which provisions are incorporated by reference into this License Agreement.

6.2 Fees and Expenses. Each Party shall be responsible for the fees, costs and expenses incurred by it in connection with this License Agreement as set forth in Section 10.2 of the Purchase Agreement, which provision is incorporated by reference into this License Agreement.

6.3 Headings. The headings contained in this License Agreement are for convenience of reference only, shall not be deemed to be a part of this License Agreement and shall not be referred to in connection with the construction or interpretation of this License Agreement.

6.4 Execution in Counterparts. This License Agreement may be executed in any number of counterparts with the same effect as if the signatures to such counterparts were on one instrument. Delivery of signatures by electronic facsimile or other means of electronic transmission will be evidence of execution and delivery of such signatures.

6.5 Governing Law; Forum. The agreements of the Parties with respect to the governing law, jurisdiction and venue applicable to this License Agreement (and other matters related thereto) are as set forth in Section 10.5 of the Purchase Agreement, which provision is incorporated by reference into this License Agreement.

6.6 Assignment; Binding Effect. Neither Party may assign or transfer this License Agreement or any rights hereunder or delegate any obligations hereunder, without the express prior written consent of the other Party. Notwithstanding the foregoing, a Party may assign or transfer this License Agreement and its rights and obligations hereunder to a successor to all or substantially all of the business and assets of such Party, provided that the successor agrees in writing to be bound to the provisions of this License Agreement. Any assignment or transfer of this License Agreement or any rights or obligations hereunder in violation of this Section 6.6 shall be void. The terms and conditions of this License Agreement shall inure to the benefit of and be binding upon the respective permitted successors and permitted assigns of the Parties.

6.7 Waiver.

(a) No failure on the part of any Person to exercise any power, right, privilege or remedy under this License Agreement, and no delay on the part of any Person in exercising

4

any power, right, privilege or remedy under this License Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b) No Person shall be deemed to have waived any claim arising out of this License Agreement, or any power, right, privilege, condition or remedy under this License Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

6.8 Amendments. This License Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of the Parties.

6.9 Severability. In the event that any provision of this License Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this License Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

6.10 Entire Agreement. This License Agreement and the Purchase Agreement set forth the entire understanding of the Parties relating to the subject matter thereof and supersede all prior agreements and understandings among or between the Parties relating to the subject matter thereof.

6.11 Construction. This License Agreement is the product of an arms-length negotiation between the Parties, with each of the parties being represented by legal counsel of their choice. Accordingly, in any interpretation of this License Agreement, it shall be deemed that this License Agreement was prepared jointly by the Parties, and no ambiguity shall be construed or resolved against either Party on the premise or presumption that such Party was responsible for drafting this License Agreement. Nothing in this License Agreement and the negotiations leading to its consummation shall be construed as offering any tax-related advice to either of the Parties by the other Party or its representatives.

6.12 Maintenance and Enforcement. Neither Party shall have any obligation hereunder to maintain or institute any action or suit against Third Parties for infringement of any of such Party’s Intellectual Property Rights licensed hereunder or to defend any action or suit brought by a Third Party which challenges or concerns the validity of any of such Party’s Intellectual Property Rights licensed hereunder. In addition, neither Party shall have any right to institute any action or suit against Third Parties for infringement of any of the other Party’s Intellectual Property Rights licensed hereunder.

6.13 Compliance with Laws Including Export Control Laws. Seller and Purchaser

5

shall each comply with all United States and foreign laws and regulations applicable to their activities under this License Agreement, including all laws as shall from time to time govern the license and delivery of technology and products abroad, if any, by persons subject to their respective jurisdiction.

6.14 Bankruptcy Code Section 365(n). In the event of any bankruptcy proceeding in the United States involving or relating to a Party, the Parties acknowledge and agree that this License Agreement involves a “license of intellectual property” entitling the other Party to the benefits of Section 365(n) of the Bankruptcy Code with respect to this License Agreement and such other Party’s rights and licenses hereunder.

6.15 Subsidiaries. Subsidiaries of a Party are intended third party beneficiaries of this License Agreement. To the extent that any term or provision of this License Agreement contemplates, permits or requires performance by any Subsidiary of a Party, such Party shall cause such Subsidiary to perform each and every obligation of such Party under this License Agreement in accordance with the terms and conditions hereof.

6.16 Independent Contractors. The Parties to this License Agreement are independent contractors and this License Agreement shall not be construed to create any partnership, franchise or employment relationship. In addition, nothing in this License Agreement shall be deemed to appoint or authorize one Party to act as an agent or other representative of the other Party or to assume or incur any liability or obligation in the name of or on behalf of the other Party, but this Section 6.19 shall not be construed to diminish any licenses or rights granted to Seller or Purchaser under this License Agreement.

6.17 License Notice Matters. Either Party may, from time to time, prepare, file and/or record at its expense such notices and other documents (such as memoranda of non-exclusive license) with such state, province, national and/or foreign governmental offices and agencies as such Party reasonably deems necessary or appropriate to place Third Parties on constructive or actual notice of this License Agreement and the licenses, rights, transactions and matters contemplated herein and, upon the request of such Party, the other Party agrees to (i) promptly subscribe to, acknowledge, execute and deliver to such Party such notices and other documents for such filings and recordations, and (ii) take such other actions as such Party may reasonably request in order to permit, accommodate and facilitate such filings and recordations.

6.18 Further Acts. Each Party shall do, or cause to be done, all such further acts, and shall execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, any and all such further documentation as the other Party reasonably requires to carry out the purposes of this License Agreement.

6.19 Authority. Each Party represents and warrants that it has the necessary authority to enter into this License Agreement and grant the rights as set forth herein.

6.20 Effectiveness. This License Agreement shall come into effect as of the Closing of the transactions contemplated by the Purchase Agreement. This License Agreement shall have no effect unless and until the Closing shall occur.

6.21	Restrictions. Nothing contained in this License Agreement shall be construed as:

(a) a warranty or representation by either Party as to the validity, enforceability or scope of any Intellectual Property Right;

6

(b) limiting or otherwise modifying any of the representations or warranties contained in the Purchase Agreement;

(c) conferring on the other Party or its Subsidiaries any right to use on products or services or in advertising, publicity or otherwise, any trademark, trade name, trade dress, service mark or brand, or any contraction, abbreviation or derivation thereof, of a Party;

(d) conferring by implication, estoppel or otherwise upon the other Party or its Subsidiaries, any license or other right under any Intellectual Property Rights of a Party or its Subsidiaries, except the licenses expressly granted in this License Agreement; or

(e) conferring on the other Party or its Subsidiaries any right to enforce or defend the Intellectual Property Rights of a Party.

6.22 Subject to Purchase Agreement. This License Agreement is made in connection with the transactions and matters contemplated by the Purchase Agreement and is subject to the terms and conditions thereof.

(Signatures on next page)

7

IN WITNESS WHEREOF, this License Agreement has been duly executed and delivered by a duly authorized officer of each Party effective as of the Closing Date.

NETLOGIC MICROSYSTEMS, INC.		CYPRESS SEMICONDUCTOR CORPORATION

By:	/s/ Ron Jankov	By:	/s/ Brad W. Buss
Name:	Ron Jankov	Name:	Brad W. Buss
Title:	President and Chief Executive Officer	Title:	Chief Financial Officer

8

AMENDMENT NO. 1 TO

AGREEMENT FOR THE PURCHASE AND SALE OF ASSETS

BY AND BETWEEN

CYPRESS SEMICONDUCTOR CORPORATION AND

NETLOGIC MICROSYSTEMS, INC.

Reference is made to that certain AGREEMENT FOR THE PURCHASE AND SALE OF ASSETS (the “Agreement”) dated as of January 25, 2006 by and between Cypress Semiconductor Corporation, a Delaware corporation, having its principal office at 198 Champion Court, San Jose, CA 95134 (“Seller”), and NetLogic Microsystems, Inc., a Delaware corporation, having its principal office at 1875 Charleston Road, Mountain View, CA 94043 (“Purchaser”). Pursuant to Section 10.3 of the Agreement, this Amendment No. 1 to the Agreement (this “First Amendment”) is entered into effective as of February 15, 2006 by and between the Seller and Purchaser. All capitalized terms used and not otherwise defined herein shall have the respective meanings assigned to such terms in the Agreement.

RECITALS

A. The Seller and Purchaser entered into the Agreement on January 25, 2006.

B. The Seller and Purchaser desire to amend the Agreement in the manner set forth below.

AGREEMENT

NOW, THEREFORE, in consideration of these premises, the parties intending to be legally bound do hereby agree as follows:

1. The definition of Gross Revenue contained in Section 1.1 of the Agreement is hereby amended and restated in its entirety to read as follows:

“Gross Revenue” means total gross revenue of Purchaser from the sale of any Acquired Products, or the licensing of any Intellectual Property Assets, to Third Parties and recognized by Purchaser in accordance with GAAP, consistently applied (after giving effect to any reductions for any discount, return, credit, exchange or other adjustment, provided that, in the aggregate, such reductions shall not exceed 1% of such total gross revenue, subject to the last proviso below), in connection with the preparation of Purchaser’s financial statements for public reporting purposes, including any such revenue from the sale, after the Closing, of any of Purchaser’s other products (other than Purchaser’s products that exist, or are being developed as of, the Closing) having the same function as and replacing, or which could function as a replacement for, an Acquired Product without any material design modification to the customer application of such Acquired Product; provided, however, Purchaser will recognize gross revenue from sales of Acquired Products through Seller’s distributors (regardless of whether the distributors take legal title to the Acquired Products) only on a sell-through basis, i.e., when the distributors have sold units of the Acquired Products to end customers as represented on the distributors’ “point of shipment” or similar reports (accordingly, Purchaser will not recognize gross revenue when the units of the Acquired Products are merely sold to the distributors); provided, further, in no event shall “Gross Revenue” include revenue from products returned to Purchaser as a result of a failure or defect in the quality or functionality (based upon customer specifications) of such products.

2. The definition of Other Transaction Documents contained in Section 1.1 of the Agreement is hereby amended and restated in its entirety to read as follows:

“Other Transaction Documents” means the License Agreement, Transition Services Agreement and Registration Rights Agreement and the instruments of transfer or conveyance contemplated by and delivered at the Closing pursuant to Section 7.1(h) or 7.2(h).

3. The definition of Net Working Capital contained in Section 1.1 of the Agreement is hereby deleted, and the definition of Net Inventory is hereby added:

“Net Inventory” means net Inventory (reduced by related inventory reserves but excluding any Distributor Inventory) as of the Closing Date to be provided by Seller pursuant to Section 5.16.

4. The definition of Accounts Payable contained in Section 1.1 of the Agreement is hereby deleted.

5. The definition of Accounts Receivable contained in Section 1.1 of the Agreement is hereby deleted.

6. The definition of Wafer Purchase Agreement contained in Section 1.1 of the Agreement is hereby deleted.

7. Section 2.1(e) of the Agreement is hereby amended and restated in its entirety to read as follows:

(e) [Reserved]

8. Section 2.2(e) of the Agreement is hereby added to read as follows:

(e) all uncollected trade accounts receivable and miscellaneous receivables from the sale or other disposition of any Acquired Products or Inventory and the license or other disposition of any intellectual property related to the Acquired Assets, whether billed or unbilled.

9.	Section 2.3(b) of the Agreement is hereby amended and restated in its entirety to read as follows:

(b) [Reserved]

10. Sections 2.7(b)(iii) and 2.7(b)(iv) of the Agreement are hereby amended and restated in their entirety to read as follows:

(iii) at least $17,820,000 but less than $19,440,000, in addition to the Cash Payment, Purchaser shall deliver to Seller one or more additional stock certificates, registered in the name and address of Seller, representing that number of shares of Common Stock equal to the Bonus Payment divided by the Bonus Price, rounded up to the next highest whole number of shares (or cause such shares to be delivered to Seller by electronic book-entry), such delivery to be made prior to May 1, 2007. For purposes of this Section 2.7(b)(iii), “Bonus Payment” means an amount equal to (A) $10,000,000, multiplied by (B) the excess of the amount of recognized Gross Revenue, if any, over $17,820,000, which difference shall be divided by $1,620,000; or

(iv) $19,440,000 or more, in addition to the Cash Payment, Purchaser shall deliver to Seller one or more additional stock certificates, registered in the name and address of Seller, representing that number of shares of Common Stock equal to $10,000,000 divided by the Bonus Price, rounded up to the next highest whole number of shares (or cause such shares to be delivered to Seller by electronic book-entry), such delivery to be made prior to May 1, 2007;

11. Section 3.13 of the Agreement is hereby amended and restated in its entirety to read as follows:

[Reserved]

12. Section 3.19(d) of the Agreement is hereby amended and restated in its entirety to read as follows:

(d) any material revaluation by Seller or any of its Subsidiaries of any of the Acquired Assets, taken as a whole;

13. Section 5.8 is hereby amended and restated in its entirety to read as follows:

[Reserved]

14. Section 5.16 of the Agreement is hereby amended and restated in its entirety to read as follows:

5.16 Updated Information. Within three Business Days following the Closing, Seller shall provide to Purchaser an updated Schedule 3.14 (Inventory) reflecting such information as of the Closing Date and the valuation of Inventory as of the Closing Date. If and to the extent that Net Inventory is less than $2,100,000, Seller shall provide Purchaser with cash, by wire transfer of immediately available funds within two Business Days following Purchaser’s receipt of the updated Schedule 3.14 (Inventory), in an amount equal to the difference between $2,100,000 minus Net Inventory.

15. Section 5.17 of the Agreement is hereby amended and restated in its entirety to read as follows:

5.17 Distributor Inventory.

(a) Immediately prior to the Closing, Seller shall repossess or repurchase from Avnet, Inc. and its Affiliates (collectively, “Avnet”) all Distributor Inventory then held by or for Avnet, whether or not paid for by Avnet. At the Closing, Seller shall deliver all such repurchased Distributor Inventory to Purchaser as part of the Acquired Assets and Purchaser shall reimburse Seller in an amount equal to: (i) the book value of such Distributor Inventory less any (ii)(x) distributor price adjustments and (y) known returns of such Distributor Inventory as of the Closing Date. Within two Business Days after the Closing, Seller shall furnish to Purchaser a schedule of all Distributor Inventory repossessed or repurchased from Avnet pursuant to this Section 5.17 and all Distributor Inventory that, as of the Closing, continued to be held by or for Avnet, if any.

(b) After the Closing Date, Seller shall use reasonable efforts to repossess or repurchase from Arrow Electronics and its Affiliates (collectively, “Arrow Electronics”) any Distributor Inventory then held by Arrow Electronics, whether or not paid for by Arrow Electronics. Upon the repossession or repurchasing of such inventory from Arrow Electronics, Seller shall deliver all such repurchased Distributor Inventory to Purchaser and Purchaser shall reimburse Seller for the sales price less distributors’ commissions for such repurchased inventory. To the extent that Arrow Electronics retains any Distributor Inventory, any amounts paid by Arrow Electronics for such retained Distributor Inventory shall be retained by Seller and shall constitute Excluded Assets and shall not be deemed to be Acquired Assets, and the parties agree that, notwithstanding anything to the contrary set forth in this Agreement or the License Agreement, the receipt by Seller of, or any reasonable or customary actions taken by Seller to collect or facilitate collection of, such amounts paid in connection with such retained Distributor Inventory shall not constitute a violation of any restriction or obligation set forth in this Agreement or the License Agreement, including without limitation Section 5.4(a) of this Agreement.

16. Section 5.18 of the Agreement shall be added to read as follows:

Section 5.18 Wafer Purchase Agreement. From and after the Closing Date and until the second anniversary of the Closing Date, if and when Purchaser shall desire, Seller shall negotiate in good faith with Purchaser a wafer purchase agreement pursuant to which Seller shall provide to Purchaser certain manufacturing services, in such form as reasonably agreed upon by the parties.

17. Section 7.1(h)(iii) of the Agreement is hereby amended and restated in its entirety to read as follows:

[Reserved]

Except for changes made by this First Amendment, the terms of the Agreement, as amended, remain unchanged and shall continue in full force and effect.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, each of Purchaser and Seller has caused this Amendment No. 1 to Agreement for the Purchase and Sale of Assets to be duly executed on its behalf by its duly authorized officer as of the date first written above.

CYPRESS SEMICONDUCTOR CORPORATION		NETLOGIC MICROSYSTEMS

By:	/s/ T.J. Rodgers	By:	/s/ Ron Jankov
Name:	T.J. Rodgers	Name:	Ron Jankov
Title:	President and Chief Executive Officer	Title:	President and Chief Executive Officer